UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2008

CERTIFIED TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-52786	41-1484782
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5353 Manhattan Circle
Suite 101
Boulder, CO 80303

 (Address of principal executive offices and Zip Code)

303-499-6000

 (Registrant’s telephone number, including area code)

Not applicable.

 (Former name or former address since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

CAUTIONARY NOTE REGARDING FORWARD-LOOKINGSTATEMENTS

This current report contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements relate to anticipated future events, future results of operations or future financial performance, including statements regarding our expectations, hopes, intentions or strategies regarding the future.  You should not place undue reliance on forward-looking statements. All forward-looking statements included in this current report are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements.  It is important to note that our actual results could differ materially from those in such forward-looking statements.  Some of the factors that could cause results to differ materially from those in the forward-looking statements are set forth in the section “Risk Factors” beginning on page 32 of this current report.

The forward-looking statements included herein are necessarily based on various assumptions and estimates and are inherently subject to various risks and uncertainties, including risks and uncertainties relating to the possible invalidity of the underlying assumptions and estimates and possible changes or developments in economic, business, industry, market, legal and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including customers, suppliers, business partners and competitors and legislative, judicial and other governmental authorities and officials. Assumptions related to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Any of such assumptions could be inaccurate.

EXPLANATORY NOTE

This current report is being filed in connection with a series of transactions consummated by the Company and certain related events and actions taken by the Company.

This current report responds to the following items on Form 8-K:

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Item 3.02	Unregistered Sales of Equity Securities.

Item 5.01	Changes in Control of Registrant.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Item 5.06	Change in Shell Company Status.

Item 9.01	Financial Statements and Exhibits.

As used in this current report and unless otherwise indicated, the terms the “Company,” “we,” “us,” and “our” refer to Certified Technologies Corporation after giving effect to our acquisition of Zhaoheng Investments Limited (BVI) and the related transactions described below, unless the context requires otherwise.  Reference to “China” and “PRC” are references to the “People’s Republic of China.”  References to “MW”, “GW”, “KW” and “KWH” mean megawatt, gigawatt, kilowatt, and kilowatt hour, respectively.  References to “HK$” mean “Hong Kong dollar”.

Item 1.01	Entry into a Material Definitive Agreement.

Share Exchange Agreement

On May 13, 2008, we entered into an share exchange agreement (the “Share Exchange Agreement”) with Guosheng Xu, the sole existing holder of all of the outstanding capital stock of Zhaoheng Investment Limited (BVI), a British Virgin Islands corporation (“Zhaoheng BVI”).

Pursuant to the Share Exchange Agreement, the Company issued an aggregate of 69,686,970 shares of common stock, par value $0.001 (the “Common Stock”) to Embedded Internet Solutions Limited, a Cayman Islands company wholly-owned by Guosheng Xu (“Embedded Internet”), in exchange for all of the shares of common stock of Zhaoheng BVI (the “Share Exchange”).  Contemporaneously with the closing of the Share Exchange, certain holders of our Common Stock completed a sale of approximately 572,170 shares of Common Stock owned by them to Embedded Internet pursuant to a stock purchase agreement (the “Stock Purchase”).  As a result of the completion of the Share Exchange and the Stock Purchase, Embedded Internet now owns shares of our Common Stock constituting approximately 98% of our outstanding capital stock.

Upon the consummation of the Share Exchange, the Company ceased being a shell company as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1932 (the “Exchange Act”), and Zhaoheng BVI is now a wholly-owned subsidiary of the Company, and Zhaoheng Hydropower (Hong Kong) Limited (“Zhaoheng HK”) is now the indirectly wholly-owned subsidiary of the Company in Hong Kong.

The foregoing description of the Share Exchange Agreement is qualified in its entirety, by the text of the agreement which is annexed hereto as Exhibit 10.1.

Item 2.01	Completion of Acquisition or Disposition of Assets.

As a result of the Share Exchange, the Company ceased being a shell company as such term is defined in Rule 12b-2. See Item 5.06 of this Current Report for more information.

 Our Corporate Structure

Our current corporate structure post reverse merger  with the Zhaoheng BVI Investment Limited and its is set forth in diagram 1 below:

Organizational History of Zhaoheng Investment Limited (BVI) and its subsidiaries

Organizational History of Certified Technologies Corporation

The Company was incorporated under the laws of the State of Minnesota in January 1984. The Company was formed to market a fire retardant chemical formulation to the commercial aviation and business furniture industries.

Since October 2000 to immediately before the completion of Share Exchange, the Company did not engage in any operations and was dormant. As such, the Company prior to the Share Exchange was defined as a “shell” company, whose sole purpose was to locate and consummate a merger or acquisition with a private entity.

On February 21, 2008, we reincorporated in the State of Nevada and completed a reverse split of our shares of common stock by entering into an Agreement and Plan of Merger with and into Certified Technologies Corporation, a Nevada corporation, with the Nevada corporation surviving the merger.

As a result of the consummation of the Share Exchange, we are now engaged in generating hydropower and supplying electricity to power grid companies and residents of small- and medium- sized cities in China.  We will also provide other services such as hydropower device installation, equipment maintenance, construction, operation and management of hydropower stations in China.

Organizational History of Zhaoheng Investment Limited (BVI) and Zhaoheng Hydropower (Hong Kong) Limited

Zhaoheng BVI was incorporated on April 19, 2006 in the Territory of the British Virgin Islands with Guosheng Xu, a Hong Kong resident,  as its sole stockholder.  Zhaoheng BVI was formed for the purpose of raising funds from international investors.

In November 2007, Zhaoheng Hydropower (Hong Kong) Limited (“Zhaoheng HK”) was established in Hong Kong with Zhaoheng BVI as its sole stockholder. On December 31, 2007, the registered capital of the company was increased to $170,000,000 HKD by Mr. Guosheng Xu through a series of equity and capital infusion.

The following transactions were executed by  Mr. Xu for the purpose :

(i)	Mr. Guosheng Xu acquired 87.27% interest of Shenzhen Zhaoheng Hydropower Co., Ltd from Zhaoheng Holdings (Hong Kong) Limited (“Zhaoheng Holdings”) for 10,252,030 HKD;

(ii)	Mr. Guosheng Xu acquired 66.67% interest of Hunan Zhaoheng Hydropower Co., Ltd from Zhaoheng Holdings for 106,791,969.25 HKD;

(iii)	Mr. Guosheng Xu acquired 25% interest of Hunan Sanjiang Power Co., Ltd (“Sanjiang Power”) from Zhaoheng Holdings for 63,882,956 HKD; and

(iv)	Shenzhen Zhaoheng Industrial Co., Ltd entrusted its rights and obligation of12.73% interest of Shenzhen Zhaoheng Hydropower Co., Ltd to Mr. Guosheng Xu for the consideration of 1,495,087.57 HKD.

The total consideration involved in the relevant equity transfers to Mr. Xu amounted to HKD 182,422,043. Subsequently, Mr. Xu contributed all these equity interests to Zhaoheng BVI. Of the total consideration, 93% (i.e., HKD170,000,000) represented the capital infusion by Mr. Xu. The remaining portion is accounted for as payables to Mr. Xu on the part of Zhaoheng BVI.  Zhaoheng BVI then contributed all the equity interests into Zhaoheng (HK).

The purpose of the restructuring was to “spin off” hydropower assets from holding companies which are engaged in other industries such as software development.

As a result of the capital infusion and contribution of these equity interest by Zhaoheng BVI to Zhaoheng HK, Zhaoheng HK wholly and indirectly owns the four companies, which resulted in its ownership of the two stations (Hunan Sanjiang Hydropower Station and Hunan Sanjiang Left Bank Hydropower Station) and other relevant operating assets located in the PRC.

Overview of Our Business

As a result of the consummation of the Share Exchange, we are now engaged in generating hydropower and supplying electricity to power grid companies and residents of small- and medium- sized cities in China, as well as providing other services such as hydropower device installation, equipment maintenance, construction, operation and management of stations.

We own and operate two facilities in Hunan Province: Hunan Sanjiang Hydropower Station and Hunan Sanjiang Left Bank Hydropower Station, serving approximately 1,800 residential customers and 34 industrial customers, and Changede City Power Bureau, a state-owned power grid company. Hunan Sanjiang Hydropower Station has an installation capacity of 62.5MW.  After a series of improvements, we were able to increase profitability by 20%.   Hunan Sanjiang Left Bank Hydropower Station has an installation capacity of 50 MW.  We acquired Hunan Sanjiang Left Bank Hydropower Station in 2003.  The construction of Hunan Sanjiang Left Bank Hydropower Station started in November 2005 and was completed in October 2007. The first unit began generating electricity in April 2007. The total capital invested was $34 million, 20% less than original budget. Commencing April 2008, the Company will provide 90% of its generated power to Hunan Electrical Power Company, which is the parent company of Changede City Power Bureau, a state-owned power grid company and the largest client of the Company, and 10% to local industrial and residential clients.

	For the year ended December 31,
	2007	2006
Total distributed and supplied	286 million KWH	209.57 million KWH
Distribution network
Number of industrial customers	2	2
Number of residential customers	34	34

Customers	1,800	1,800

We have two types of customers: (i) retail customers including local residents and industrial enterprises, and (ii) wholesale customers (e.g., local grid companies).  The following table presents, for the periods indicated, the revenues generated from each of our activities:

At and for the year ended December 31,
	2007 (in US$ millions)	2006 (in US$ millions)
Retail customers (as % of total Sales)	2.30 (24.8%)	1.79 (25.9%)
Grid company sales	6.98 (75.2%)	5.13 (74.1%)

The following table presents Zhaoheng HK’s costs of sales for the periods indicated:

At and for the year ended December 31,
2007 (in US$ millions)	2006 (in US$ millions)
1.853	1.788

Seasonal Factors

Our business is generally affected by seasonal factors.   The climate of China is influenced by the monsoons.  As a result, the rainfall and runoffs distribute unevenly within any one-year period.  The volume of runoff during the four or five months in the summer and autumn usually accounts for 60% to 70% of the annual volume of runoff. The volume of runoff in the winter is small. The quantity of seasonal electric energy of a hydropower station is consequently greater in the summer and autumn months than in the winter. However, we can offset this seasonality by using water collected in a reservoir to regulate the runoff and put water resources into more effective use.

Our Strategy

Development Strategy

Our strategy involves a  two-prong  approach with a primary focus on small and medium-sized hydropower stations:

(i) Small and Medium-Sized Hydropower Stations. We will invest mainly through acquisition of over 51% stake of these small and medium-sized targets.  At present, investments in small and medium hydropower stations are highly decentralized and are made mainly by local state-owned and private capital, leaving large substantial opportunities for expansion through mergers and acquisitions.

(ii) Construction of New Hydropower Resources. We will invest in new hydropower resources and construct quality power stations with high economic value and returns.

We believe that this two-prong approach will allow us to manage and develop profitable small and medium-sized hydropower stations and allow us to sustain our development by constructing new hydropower stations.

Strategic positioning

The Company has thoroughly analyzed the current situation of electric power industry and development trend in China and positions itself to develop small and medium hydropower stations with installed capacity of 10-100MW.  Due to the capital and technology intensive nature of the hydropower industry, we have given priority to develop cascade stations in middle and west China’s Hunan, Hubei, and Sichuan provinces.

Our decision to focus on small and mid-sized hydropower stations in middle and west China is based mainly on the following factors:

•	With regard to investment in small and medium hydropower stations, it requires a relatively small amount of capital and short construction period.

•	Hunan province is rich in small and medium hydropower resources and the local governments in Hunan province have invested heavily in the hydropower industry.

•	The Company has developed a good working relationship with local governments through years of local investment.

•	The Company has developed a good working relationship with grid companies and other retail clients through years of local investment.

•
Investments in small and medium hydropower stations are highly decentralized. Most of investors are small and lack of the financial resources and technical knowledge to make investments resulting in growth opportunities for acquisition and integration by the Company.

•
The investors in large and medium hydropower stations with installed capacity of over 100MW are usually state-owned large electric power enterprises.  Because small hydropower stations with installed capacity of less than 10MW are usually distributed in remote and disperse areas, difficult in operation and management and with high costs,  investors have less competition and pay lower prices for the hydropower services.

Prospects

The Company will strengthen the operation and management of existing hydropower assets, bring in foreign capital and use multiple financing channels to acquire more projects, realize fast development in a relatively short time and achieve installed capacity of 500MW in two years and 1,200MW in five years. Our aim is to become an experienced and successful investor in small and medium hydropower stations in China with sizable operations, international capital investment and strong competitiveness.

Year	Installed Capacity	Market Share in Small Hydropower
2003-2007	0---112.5MW	0.2%
2008-2012	112.5---1GW	0.2---2%
2013-2017	1GW---2.5GW	2---5%

Chinese Hydropower Industry Overview

Hydropower is the most cost effective renewable clean energy. The generation of hydropower does not consume or pollute water and it does not produce greenhouse gases. At present, the total installed capacity of hydropower in the world is 800 GW, satisfying 20% of the globe’s power demand.

China’s electricity industry is still in its early stages. The per capita installed capacity in China only amounts to 0.5 KW, one-six of the US level. At the same time, China is rich in hydropower resources. With total installed capacity of 542 million KW and annual output of 247 million KW, it ranks No. 1 in the world. However, the utilization level in China is only 26.8% which is much lower than the 65-84% range in developed countries. The central government of China plans to increase the utilization level of hydropower to 55% by 2020, which requires hundreds of billions of capital investment.

The Chinese government has issued many regulations to enhance the development of hydropower and has rated hydropower as a priority for creating energy. These regulations ensure that electricity generated by hydropower stations should be fully acquired by power grid companies, hydroelectricity tariff should be progressive to match thermal electricity tariff, and power grid employees will be prohibited from investment in hydropower generation industry. These regulations, combined with the huge demand of hydropower in China, create a favorable environment for the hydropower industry.

Electric Power

In 2007, China witnessed a huge imbalance of demand to supply in electric power. It is estimated that by 2020, China’s power consumption and installed capacity will both rank the first in the world. International analysis indicates that China’s GDP will continue to have sustained growth in the future. Compared with fast soaring electric power demand caused by sustained growth, the construction rate  for energy sources seems relatively slow, creating potential for investment.

In 2007, China's generated power was 3.26 trillion KWH, a year-to-year increase of 14.4%. Of China’s total generated power, hydropower generation was 486.7 billion KWH, 14.95% of total KWH, a year-to-year increase of 7.6%, thermal power generation was 2.70 trillion KWH, 82.86% of total KWH, a year-to-year increase of 13.8%; and nuclear power generation was 62.6 billion KWH, 1.92% of total KWH, a year-to-year increase of 10.8%.

                                                         Source: www. caixun.com

In 2006, China’s per capita power consumption reached 2,149 KWH, or 14.3% of that of the US, 25% of that of Japan and 33.3% of that of Korea; per capita living power consumption was only 246 KWH, or 5% of the US and 10% of Japan.

Source: www. reportbus.com

Power consumption in 2007 reached 3.25 trillion KWH, a year-to-year increase of 14.4% (www.caixun.com), and in 2008 it is expected to reach 3.46 trillion KWH, a year-to-year increase of 11.3%. During 2006-2010, average annual increase rate of power consumption is expected to be approximately 8.0%. By 2010 and 2020, power consumption of China is expected to be 3.6 trillion KWH and 5.6 trillion KWH, respectively.

Source: Zhongjing Communication Consultants

 In 2002, China’s installed capacity was only 360 GW. In 2007, it reached 713 GW, a year-to-year increase of 14.36%, ranking second in the world after the US. Of the 713 GW, 554 GW or 77.7% was thermal power, a year-to-year increase of 14.59%, and 145 GW or 20.4% was hydropower, a year-to-year increase of 11.49%.

Source: www.caixun.com

By 2010, China’s installed capacity will be 850 GW, 190 GW of which will be hydropower. Most of newly constructed power stations will be located at Southwest area of China. By 2020, installed capacity of China will be 1,000 GW.

Source: Zhongjing Communication Consultants

Hydroelectric Power

Water energy is a clean and renewable natural resource. Hydropower generation will not produce toxic gases, smoke, dust and ash or nuclear radiation. Hydropower reservoirs have many functions, including flood control, irrigation, shipping, tourism, and the supply of water for urban and rural residents and industries. Many countries have given priority to the development of hydropower resources.

Total installed capacity of hydropower generation in the world is 800 GW, satisfying 20% of globe’s power demand. China is rich in water energy resources, with a total reserve of 670 GW, accounting for 17% of world’s total. Developable installed capacity exceeds 400 GW and could generate 1.7 trillion KWH per year.

China’s hydropower installed capacity is 145 GW. The average level of hydropower development in developed countries exceeds 60%, with the United States about 82%, Japan about 84%, Canada about 65%, while in China it is only 20%. Compared with these countries, China's hydropower development is still at a relatively low level and has great potential for development. In 2007, hydropower accounted for 14.95% of China’s total electricity generation, representing an increase of 0.25% from 2006. Hydropower construction rate is far behind the nation’s average electricity construction rate.

Source: www. newenergy.org.cn

Based on the PRC’s “2006-2020 Plan” of electric power industry and 2020 development plan, by 2010 total installed capacity is projected to be 850 GW, of which 180 GW or 21.2% will be hydropower; by 2020, total installed capacity is projected to be 1,000 GW, of which 280 GW or 29% will be hydropower, and 70% of hydropower reserve will be developed. Therefore, during the next 10-15 years, 13 GW of hydropower installed capacity will be newly constructed every year, which would save 420 million tons of standard coal, reduce emission of 1.17 billion tons of carbon dioxide and 7.5 million tons of sulfur dioxide as well as other toxic gases, largely decreasing pollution and the greenhouse effect.

Source: www. ica.gov.cn

According to “Industrial Guide Catalog for Foreign Investment (2007 Revision)” announced by National Development and Reform Commission and Ministry of Commerce on October 31, 2007, “Construction and operation of hydropower station” was categorized to “encouraging industry of foreign investment”.

Small Sized Hydropower

Small sized hydropower refers to the hydropower station with installed capacity of around 50 MW.

In China, total installed capacity of developable hydropower is 400 GW and total installed capacity of developable small hydropower is 87 GW, or 23% of total developable hydropower resource of China, ranking first in the world. Currently, there are over 45,000 small hydropower stations in China, with total installed capacity of over 38.5 GW, accounting for approximately 10% of total developable hydropower resource and 44% of total developable small hydropower resource.

Developed Small Hydropower Percentage

Hunan Province

During the first six months of 2007, Hunan province generated electricity of 38.4 billion KWH, up 11.1% over the same period of 2006. Of the 38.4 million KWH, hydropower was 15.1 million KWH, a decrease of 0.4%, and thermal power was 23.3 million KWH, an increase of 19.7%.

In 2006, GDP of Hunan province was $ 100 million, a 12.1% year-to-year increase, increasing the demand for electric power by 13.9% to 76.8 billion KWH. During the first six months of 2007, power consumption of the province was 40.1 billion KWH, up 14.5%. By 2010 and 2015, power consumption of the province is projected to be 110 billion KWH and 159 billion KWH, respectively.

Source: www. china-cdt.com

 In 2005, Hunan province, installed capacity was 15 GW. During the first six months of 2007, installed capacity was 18.89 GW, up 21.7%, of which, hydropower was 8.90 GW, up 18.8%, and thermal power was 9.97 GW, up 2.6%.  By 2010 and 2015, installed capacity is projected to be 21.5 GW and 32.5 GW, respectively.

Source: www. 86ne.com

Our Business Activities

Our business consists primarily of the following three activities:

1.  Development – (i) identifying small and medium hydropower stations in China; (ii) investing in such small and medium hydropower stations; and (iii) securing sales contracts with local grid companies annually.

2.  Operations – (i) operating hydropower stations; and (ii) generating hydropower and supplying electricity to power grid companies and residents, and providing related services to customers at the operating location.

3.  Construction – constructing quality power stations with high economic value and substantial return on investment.

Development

(i)  Identifying investment opportunities:  Our business development team actively explores and identifies small and medium hydropower stations in China with great potential for a high return or investment. The energy industry is highly regulated in China.  As a power generation company, we sell the electricity we generate to local grid companies.  At the same time, according to relevant regulations, local grid companies have to fully acquire hydroelectricity as a priority over thermal electricity.  Since the foundation of our relationship with these local grid companies is set by government regulations, we also receive invitations from local governmental to bid for new hydropower projects or take over existing hydropower projects.

The selection of new operational locations is determined after conducting preliminary evaluation and studies on the target locations, and return on investment.  The criteria for any potential operational location that are investigated and documented by us are:

1.   Size and density of population.

2.	Economic statistics of the targeted locations.

3.	Extent and concentration of industrial and commercial activities.

4.	New property development in the target location.

5.	Extent of the local government’s commitment to environmental protection, environmental policies in place, and the location population’s awareness of environmental issues.

6.	For an acquisition of existing hydropower projects, an installed capacity in the range of 10-100MW.

7.	The acquisition targets should have profit increasing potential by way of downsizing, technology reform, efficiency improvement and capacity expansion.

(ii)  Investing in Hydropower Stations: Once we have identified a potential hydropower station for acquisition and/or investment, we make a proposal to the relevant parties that owns the hydropower station. We negotiate the terms of our investment in the hydropower station and the terms are evidenced in a sales and purchase agreement.  At the closing, we pay the purchase price in cash or in stock according to the payment terms.  We typically purchase a minimum of 51% of the equity in the small and medium-sized hydropower station.

(iii) Securing new operational locations: Once we have approved a potential hydropower distribution project in an operational location, we normally dispatch a team to administer the project for its lifetime. We then prepare and submit a detailed hydropower project proposal to the local government and commence negotiations on major issues such as the granting of exclusive rights or rights of first refusal to supply power to that location, proposed connection fees and usage charges and whether any tax and other concessions or favorable policies will be granted by the local government. Once established, the project company will conduct a series of marketing and promotional campaigns (which may include joint promotional campaigns with the local government) to increase public awareness of the benefits of hydropower in the operational location.

Operations

We take an active role in the operations of the hydropower stations.  We provide senior management to operate each facility.  In addition to supplying electricity to power grid companies and our industrial and residential customers, we provide other services such as hydropower device installation, maintenance, operation and management.

The workflow of hydropower generation is as follows:

•	Hydrology analysis: We monitor and analyze real-time climate and water condition changes and estimate upstream water flow accordingly.

•	Production planning: We propose a daily production plan to grid companies by 9 a.m. according to the above analysis and receive approvals from grid companies by 4 p.m.

•	Power generation application: We apply for power generation approvals from grid companies.

•	Power generation: We conduct power generation and electricity output.

•	Equipment maintenance: We perform equipment maintenance and problem solving on a regular basis to improve equipment efficiency.

Construction

We may acquire additional water resources development rights from the local Water Resource Bureau.  After securing authorization from the state or local Development and Reform Commission and acquiring an approval from the Provincial Pricing Bureau, we hire a professional water resource institute to design a construction plan.  We manage the construction work done by the general contractor or subcontractors.  As part of the construction process, we obtain the approval of a quality control inspection performed by the grid companies.  Finally, we hire operators to manage the new hydropower stations.

 Sales and Marketing

With preferential policies requiring that grid companies fully acquire electricity generated by hydropower companies, the Company enjoys an advantage in sales and marketing.  Each year, the Company signs a sales contract with Hunan Electric Power Company or its subsidiary company, Changde City Power Bureau.  The contract stipulates amount of electricity to be generated and delivered, tariff and settlement terms. The Company’s subsidiary, Hunan Jiuli Hydropower Construction Company, signs sales contracts with local industrial clients and collects pre-payments from local residential clients.

The current price of the electricity sold to Hunan Electric Power Company and its subsidiary Changde City Power Bureau is $0.038/KWH, or $0.033/KWH, after value-added tax.  The government has been and will be promoting price adjustment of hydroelectricity in response to 30% gap between the thermal and hydropower tariff.

Currently, we have approximately 1,800 residential customers and 34 industrial customers.  Electricity is transmitted to these retail customers by our own grid.  According to government regulations, power generation and power transmission should be separated progressively.  As a result, in the future, our retail sales will be limited and we will be relying predominantly on our wholesale sales.

Historically, our grid network was built to provide electricity to local residents and enterprises as partial compensation for using their land to build the hydropower station.  We still maintain this history as a way of giving back to local community.  Currently, our retail price to local residents is ¥ 0.40/KWH while the retail price for other grid companies is ¥ 0.56/KWH.  In addition, our retail price to local industrial enterprises in ¥ 0.35/KWH while the retail price from other grid companies is ¥ 0.70-0.80/KWH.

Materials and Suppliers

The principal supplies purchased for our business are parts for machinery and equipment which constitute approximately 25-35% of our construction costs.  We purchase such supplies through a bidding process which is administered by our procurement committee.  Potential suppliers are evaluated by their technical expertise, price, payment terms and post-sale maintenance services.  Our procurement committee maintains a scoring system based on the terms offered by each supplier. After an evaluation of the each supplier’s ability to provide the supplies and services requested, we purchase the supplies from the supplier that provides us with the best terms and has the best reputation.  Payments for equipment and machinery are purchased on payment terms ranging from 30 to 90 days.

Customers

We have two principal types of customers: (i) retail customers including local residents and industrial enterprises and (ii) wholesale customers, i.e., local grid companies. Our sales to residential customers and industrial customers represented 24.8% and 75.2% of our net sales, respectively, for the fiscal year ended 2007; 25.9% and 74.1% of our net sales, respectively, for the fiscal year ended 2006; sales to miscellaneous customers who are neither residential nor industrial or commercial customers accounted for the remainder of our sales.

Retail Customers.

Electricity is primarily used by our retail residential and commercial customers for lighting, air conditioning, water heating, cooking, and the operation of industrial equipment. Historically, we built a grid network to supply electricity to local retail customers as partial compensation for using their land to build the station.   60% of our retail customers make monthly advance payment to us; and the other 40% pay us by the end of each month according to their actual usage of electricity in the previous month.  At present, we have approximately 1,800 residential customers and 34 industrial customers. Sales to retail customers accounted for 24.8% of our total sales for the fiscal year ended December 31, 2007.

Wholesale Customers.

Our wholesale customers are local grid companies including Hunan Electric Power Company and its subsidiaries. They acquire the electricity we generate and then retail to local residential and industrial customers. We are responsible for electricity transmission to the grid. According to relevant regulations in China, grid companies should fully acquire hydroelectricity which is clean and environmental friendly. Furthermore, grid companies are prohibited from getting involved in power generation to avoid any conflict of interest.

We collect 80% of receivables from our wholesale customers by the 20th of the following month and the other 20% by the end of January of the following fiscal year. Sales to local grid companies accounted for 75.2% of our total sales for the fiscal year ended December 31, 2007.

Historically, Changde City Power Bureau, a state-owned power grid company, has been our principal client and has accounted for 75% of our sales for the fiscal year ended December 31, 2007. With the completion of our new hydropower station in Hunan province, we anticipate that  90% of its generated power will be delivered to Hunan Electrical Power Company, the parent company of Changde City Power Bureau and 10% of its power to other industrial and residential clients.

Pricing and Regulations

Electricity price is regulated by the Provincial Commodity Pricing Bureau. In determination electricity, the Bureau takes the following factors into consideration: (i) national energy policies; (ii) environmental impact; (iii) electricity supply and demand; and (iv) consumer price indexes (CPI). Currently, the electricity we sell to grid companies is $0.038/KWH, or $0.033/KWH after value-added tax.  Future price increases are subject to annual pricing review. However, to promote the development of hydropower as a source of clean energy, the government has been and will be promoting price adjustment of hydroelectricity in response to the 30% gap between thermal electricity and hydroelectricity tariff.

Our current retail electricity price is ￥0.40/KWH to residential customers and ￥0.35/KWH to industrial customers. This price is determined by our management team and is not regulated by the Pricing Bureau. We give our local retail customers some discount as a way of giving back to local community. Currently, grid companies sell electricity to residential customers at ￥0.56/KWH and to industrial customers at ￥0.70-0.80.

Operational and Construction Permit

In the PRC, companies in the hydropower generation business must obtain an operational permit from the State Electricity Regulatory Commission and an electricity acceptance approval from grid companies to begin operation. In addition, to begin a construction project on a new hydropower station, we need to get: (i) a project approval from State Development and Reform Commission (SDRC); (ii) an environmental impact review and approval from local Environmental Protection Agency; (iii) a water resource development approval from Provincial Water Resources Bureau; and (iv) pricing approval from the Provincial Commodity Pricing Bureau.

As of the date of this Current Report, Zhaoheng Hydropower and all its subsidiaries have the necessary operational permits..

Safety Regulations

As a hydropower generation company, we are regulated by the relevant operation safety rules promulgated by grid companies.  According to such rules, our daily operation should meet relevant safety requirements and qualifications.

Income Taxes

Pursuant to the tax laws of PRC, general enterprises are subject to income tax at an effective rate of 33% (according to a new tax bill, general enterprises will be taxed at 25% beginning from 2008). Our operating subsidiaries, Hunan Sanjiang Power Co., Ltd. and Hunan Zhaoheng Hydropower Co., Ltd., are in the hydropower industry whose development is encouraged by the government. According to the income tax regulation, any company engaged in the hydropower industry enjoys a favorable tax rate. In addition, our operating subsidiaries have been approved as Chinese-foreign joint venture companies and have been enjoying preferential income tax treatment under the PRC’s income tax policies that provide certain preferential income tax treatment to entities qualified as Chinese Foreign joint venture entities. Under such policies, Hunan Sanjiang Power Co., Ltd. and Hunan Zhaoheng Hydropower Co., Ltd. are exempt from corporate income taxes for the first two years commencing from its first profitable year and thereafter, will be entitled to a 50% tax reduction for the succeeding three years. Accordingly, Hunan Sanjiang was exempt from income tax from 2005 to 2006 and is subject to a 7.5%-10% tax rate from 2007-2009. Hunan Zhaoheng Hydropower Co. is expected to be exempt from income tax from 2008-2013 due to tax credits from equipment purchase.

Safety and Quality Control

Safety Control

We are focused on safety.  We have implemented a safety system and have designated an  engineering department to oversee safety issues for all of our operations. We carry out routine inspection of our equipment every two hours and we conduct routine maintenance of our equipment every week or every other week depending on equipment type.

We believe in educating operational staff about safety procedures. Our operation employees have to take annual safety education and pass the annual safety exam. And while the equipment runs for 24 hours a day during peak seasons, our employees are divided into 3 shifts to oversee the operation.

In order for us to monitor the operations of our equipment, we also developed a micro processing unit that integrates measurement, control, communications, and other functions to achieve the goal of central control and management in a scientific manner.

Due to the strict implementation of safety control procedures, there have been no major accidents which have resulted in serious injury or death since our inception.

Quality Control

Quality control mainly stays in the design and construction phase of hydropower stations. The quality control team regularly makes inspection visits and conducts tests to ensure that the construction work meets our required standards as well as National and local regulations.

Unlike other industries, there is no quality control in the operation phase since all electricity is the same to end users.

Research and Development

Our research and development activities are carried out by our engineering department.  Our research and development focuses on automation and improvement of hydropower generation. There are 30 employees in our engineering department that specialize in different areas such as safety control, automation, power generation planning and hydropower station construction.  We also developed a micro-processing unit that integrates measurement, control, communications, and other functions to achieve the goal of central control and management in a scientific manner.   Our research paper “Hydro Turbine Updating Technology for Small and Medium-sized Hydropower Stations” was included in the “2007 Annual Catalogue of Advanced Technologies in Hydropower Industry”.

Competition

Since 2002, our business has been concentrated in the generation and sales of hydroelectricity. With the increasing demand of electricity in China, industry competition focuses on the following two aspects:

1. Product competition: Currently, thermal power has 83% market share, hydropower has only 15%, and other energy sources have about 2%. Product competition mostly comes from thermal electricity. However, due to lower pricing, clean production and preferential policies, hydropower has an advantage over thermal power.

2. Hydropower resources competition: Currently, most hydropower resources are controlled by state-owned companies and local governments. With deepening reform of electricity industry, private capital and foreign capital are gradually coming to the industry due to its investment value and prospects, resulting in more intensive competition in the industry.

Further, the competition in our industry comes from the following sectors:

• Large state-owned companies. These large companies position themselves in large thermal power projects and large and medium hydropower projects, so there is no direct competition between them and the Company.

• Large local electric power companies: They are supported by local government, but have rigid management and low efficiency.

• Affiliates of grid companies: These companies possess many hydropower resources, but they will be the targets of next round of reform due to their conflicts with the electric reform policies. They will be our targets of cooperation or acquisition.

• Small and medium sized hydropower stations owned by local government: They are very inefficient in management and are the company’s acquisition targets.

• Private and foreign hydropower investment companies: These companies are more flexible in management, but are usually constrained by technological and capital requirements.

Intellectual Property

We do not hold have any registered trademark or patent.

Insurance

We currently purchase property insurance to cover our fixed asset from People’s Insurance Company of China (PICC).

In addition, we maintain the following insurances for our employees: (i) pension insurance, (ii) medical insurance; (iii) work-related injury insurance; (iv) employment insurance; and (v) parental insurance.

Employees

As of March 30, 2008, we had a total of 160 employees, including 30 engineers, 59 workers, 12 finance and accounting professionals, 8 sales and marketing staff,  and 50 supporting staff.

Although each employee will enter into an employment contract with the respective company, each employee is an “at will” employee. The annual remuneration of each includes a fixed and bonus components plus contributions to the social insurances as well as stock incentives.

Government Regulation

The operation of hydropower stations is not subject to any regulation other than pricing regulation.  Please see the discussion under “Pricing and Regulations; Regulatory Framework for Hydropower Companies”.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the consolidated financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes of Zhaoheng BVI, appearing elsewhere in this Current Report. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this Current Report.

Overview

As a result of the consummation of the Share Exchange, we are now engaged in generating hydropower and supplying electricity to power grid companies and residents of small- and medium- sized cities in China~~.~~

We own and operate two facilities in Hunan Province: Hunan Sanjiang Hydropower Station and Hunan Sanjiang Left Bank Hydropower Station, serving approximately 1800 residential customers and 34 industrial customers, including Changede City Power Bureau, a state-owned power grid company. Hunan Sanjiang Hydropower Station has an installation capacity of 62.5MW. Hunan Sanjiang Left Bank Hydropower Station has an installation capacity of 50MW.

Implication of consolidation policy for minority interest

The Group acquired a combined total of 22% minority interest in Hunan Sanjiang from third parties (with 12% in October 2007 and 10% in December 2007 respectively).

To combine the income statements for FY2006, the above mentioned minority interests were presented as a separate line and directly deducted from the net income of the Group.  For FY2007, the presentation of the eliminations in respect of the minority interests was  made against each line item instead.  This change in the combination method did not indeed affect the result of net income for the above two years, However, the comparability of other figures was impacted.

If the same combination policy adopted by FY2006 applies to FY2007, the performance of the Group could be revealed as following:

USD	FY2007	FY2006	Increase/(decrease) in USD	Increase/(decrease) in %

Revenues	$9,283,035	$6,921,862	$2,361,173	34.1%
Gross profit	$7,430,337	$5,134,288	$2,296,049	44.7%
Total expenses	$1,269,881	$1,459,606	$(189,725)	(13%)
Operating income	$6,160,456	$3,674,682	$2,485,774	67.6%
EBIT	$5,493,956	$4,288,654	$1,205,302	28.1%

The discussions in the sections below are merely based on the figures arising from different consolidation policies.

Recent Trends and Developments

As a result of the combination of the business with Zhaoheng Group, the year end of the company’s fiscal year will change from March 31 to December 31.

As set forth in the following table, Zhaoheng  BVI and its subsidiaries (the “Group”), as combined, has had an increase in both operating revenue and net income, as compared to the prior year ended December 31, 2006 (FY2006):

USD
	FY2007	FY2006
Revenues	$9,283,035	$6,921,862

Cost of revenues	(1,852,698)	(1,781,516)

Gross profit	7,430,337	5,134,288

Operating expenses:
Selling expenses	(308,519)	(359,464)
Administrative expenses	(961,362)	(1,100,142)

Total expenses	(1,269,881)	(1,459,606)

Operating income	6,160,456	3,674,682

Other income (expenses):
Interest income	35,541	5,850
Interest expense	(986,187)	(515,923)
Non-operating income	282,242	39,706
Non-operating expense	(3,165)	-
Other income	13,261	2,667
Other expense	(75,040)	(415,881)
Investment income	66,842	1,503,403

Total other income (expenses)	(666,500)	613,972

Income before interest and tax	3,493,956	4,288,654

IncomeTax	412,959	(2,551)
Minority interest	745,142	(724,623)

Net income	$4,335,855	$3,561,480

Exchange rate (RMB/USD)	7.6172	7.9819

The Group has continued to improve its financial performance over the years since 2003 mainly due to (1) acquisition of Hunan Sanjiang Hydropower Station; (2) improvement in the management of the operation; (3) establishment of employee’s incentive program; (4) price increase imposed by the government to promote the clean energy industry; and (5) tax reduction through preferential policies.

As an investment, development and management company in hydropower industry, the Group's financial performance in any given time period are also driven by several key factors, including installed capacity, utilization hours, and electricity tariff.

Fiscal Year Ended December 31, 2007 and December 31, 2006

Revenues

Our revenues for FY2007 was $9,283,035 an increase of $2,361,173, by 34.1% from the previous year. This sales growth was primarily due to an increase in both electricity tariff and equipment utilization hours.

75% of the electricity generated was sold to state owned power grid companies. The table below presents information about our revenues for the periods indicated:

Item	2007	2006	increase/decrease

Revenues	$9,283,035	$6,921,862	$2,361,173	34.1%

Cost of Revenues

Our cost of revenues consists of fixed asset depreciation, equipment maintenance cost, wages, office expenses and state taxes (not including value-added tax and corporate income tax) attributable to the revenues.

Item	2007	2006	increase/decrease

Cost of Revenues	$1,852,698	$1,787,574	$65,124	3.6%

Cost of revenues for FY2007 was $1,852,698, representing 20.0% of the total revenues in 2007; cost of revenues for FY2006 was $1,787,574, accounting for 25.8% of the total revenues of 2006. The decrease in cost of revenues was mainly due to the exclusion of the cost portion of minority interest as a result of different combination policies mentioned above. Including this portion of cost, the cost of revenues as a percentage of total revenues also decreased from 25% to 19% because total revenues increased while the cost of hydropower company is usually quite stable, as it mainly consists of fixed costs, such as wages and overhead.

Gross Profit

Gross profit ratio (80.0%) was improved by almost 5.9% in 2007 as compared to 2006 (74.2%), mainly due to a combined effect of (1) stable cost of sales; and (2) increase in electricity tariff and increase in utilization rate.

Operating Expenses

Total operating expenses decreased by $189,725 in 2007 as compared to 2006. This was mainly due to two reasons: (1) the exclusion of the cost portion of minority interest as the result of different combination policy; (2) tightened control imposed by the Company.

Item	2007	2006	Increase/Decrease

Operating Expenses	$308,519	$359,464	(50,945)	(14.2%)
General and Administrative Expenses	$961,362	$1,100,142	(138,780)	(12.6%)
Total Expenses	$1,269,881	$1,459,606	(189,725)	(13.0%)

Operating Income

The operating income margin in 2007 was 66.4% as compared to 53.1% in 2006, a change that was relatively consistent with the change in the gross profit margin.

Income Taxes

The Group did not carry on any business or maintain any branch office in the United States for the years ended December 31, 2007 and 2006. Therefore, no provision for U.S. federal income taxes or tax benefits on its undistributed earnings has been made.

For both FY2007 and FY2006, the Group's operations were solely in the PRC and governed by the PRC Enterprise Income Tax Laws. PRC enterprise income tax is calculated based on taxable income determined under PRC GAAP. In accordance with the Income Tax Laws, a PRC domestic company is subject to enterprise income tax (“EIT”) at the rate of 33%, value added tax (“VAT”) at the rate of 17% for most of the goods sold, and business tax (“BT”) on services at a rate ranging from 3% to 5% charged annually. A PRC domestic company is also subject to other local taxes. However, the Income Tax Laws provide certain favorable tax treatment to a foreign invested company in the energy industry. Additionally, the governments at the provincial, municipal and local levels can provide many tax incentives and abatements based on a number of programs at each level.

As a result of these preferential tax treatments, the amount of income tax expenses of Zhaoheng BVI and his subsidiaries was $412,959 for the year ended December 31, 2007 and $2,551 for the year ended December 31, 2006.

Investment Income

Investment income at December 31, 2007 and 2006 amounted to $66,842 and $1,503,403, respectively. Hunan Zhaoheng invested an amount of  $535,951 and $501,439 as of December 31, 2007 and 2006 for 49% equity interests in Zhaoheng Weile Tungsten (Shimen) Company limited (“Weile”) in January 2006. However, Hunan Zhaoheng will not participate in the management of Weile but will receive investment income at a fixed rate of 20% of the total contribution outstanding from the time of the production line put into operation. The production line was put into operation in May 2007. The investment income for the year of 2007 represents the investment income from investment in Weile. The investment income for the year 2006 comes from a sale of investment in associate named Chongqing GuoNeng Investment Co. Ltd.

Net Income

Net income increased to approximately $4.336 million for the year ended December 31, 2007 from approximately $3.561 million in prior fiscal year. As a percentage of revenues, operating income was approximately 66.4% for the year ended December 31, 2007, as compared to approximately 53.1% for the prior year.  There was an investment income of $1,503,403 from the equity sales in fiscal year 2006. Excluding this income from the equity sales, net income in fiscal year ended December 31, 2007 increased $2,277,778 or 110.7%, from the prior year.

Liquidity and Capital Resources

Historically, the Group has financed its operations and capital expenditures with equity financing from existing stockholders, cash flows from operations and bank loans. To keep pace with the rapid growth and expansion of our business, we will need additional working capital necessary to acquire developed hydropower stations or construct new stations. As a result, we expect to raise approximately $30,000,000 in gross proceeds in a financing in the near future. We believe that the proceeds from the financing, together with our net cash provided by operating activities, will be sufficient to finance our existing operation and to provide additional capacity for further expansion in the next 12 months.

Cash

Cash and cash equivalents decreased  by $3,825,073 from $4,819,766 as of December 31, 2006 (“YE2006”) to $994,693 as of December 31, 2007 (“YE2007”), primarily as a result of internal cash generated by operations in the amount of $6,440,229 and the proceeds from debt financing of $27,309,230 which were used for purchase of property, plant and equipment and in construction of an office building of $23,025,503.

Accounts Receivable

Accounts receivable was $1,915,471 at December 31, 2007, as compared to $4,557,343 at December 31, 2006. The decrease in accounts receivable was a result of our clients’ efforts to keep their accounts in good standing and our efforts in collecting overdue receivables.

Other assets

As a hydropower investment, development, and management company, our other assets are spare parts for equipment maintenance and deposit. Other assets as of YE2007 were $175,886, as compared to $812,357 as of YE2006.

Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses amounted to $130,299 and $942,946 as of YE2007 and YE2006, respectively. These amounts of accounts payable were primarily generated from the purchases of spare parts, which were disclosed in the account of other assets.  .

Construction in Progress

Construction in progress was $32,455,855 as of December 31, 2007, an increase of $18,679,565 or 135.6% as compared to $13,776,290 as of December 31, 2006. The increase was caused by the ongoing project of Sanjiang Left Bank Hydropower Station, which was expected to be completed in 2008. The first unit of the station was put into operation in April 2008.

Loans

As of December 31, 2007, we had outstanding long-term loans in the amount of $60,567,944, as compared to short-term and long-term loans totaling $35,817,077 as of December 31, 2006. The loans were long term bank loans owed to three unrelated state owned banks as of December 31, 2007.

Bank	Amount ($)	Interest Rate for the year of 2007

China Construction Bank	5,879,055	7.2%
China Construction Bank	2,734,444	6.8%
China Construction Bank	8,203,333	7.02%
Bank of China	21,875,556	6.84%
Industrial and Commercial Bank of China	21,875,556	7.11%

Other Payables

Other payables decreased from $2,309,882 as of December 31, 2006 to $1,739,867 as of December 31, 2007. The other payables were mainly the security deposit placed for the ongoing construction of Sanjiang Left Bank Hydropower Station.

Critical Accounting Policies (please see accounting policies from auditing firm for more information)

Management's discussion and analysis of its financial condition and results of operations is based upon the Group's consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles. The Group's financial statements reflect the selection and application of accounting policies which require management to make significant estimates and judgments. See note 1 to the Group's consolidated financial statements, “Organization and Summary of Significant Accounting Policies”. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The Group believes that the following reflect the more critical accounting policies that currently affect the Group's financial condition and results of operations:

1.  Combination

The combined financial statements include the accounts of the Company and its subsidiaries. Significant inter-company transactions have been eliminated in combination. Investments in which the company has a 20 percent to 50 percent voting interest and where the Company exercises significant influence over the entity in which it is invested are accounted for using the equity method.

As of December 31, 2007, the particulars of the subsidiaries are as follows:

Name of Company	Place of Incorporation	Date of Incorporation (M/D/Y)	Attributable Equity Interest	Registered Capital (RMB)

Shenzhen Zhaoheng	PRC	8/3/1999	100%	11,000,000
Hunan Sanjiang	PRC	11/8/2001	100%	199,400,000
Hunan Zhaoheng	PRC	6/25/2003	100%	150,000,000
Hunan Jiuli	PRC	9/2/2002	100%	13,038,000

2.  Economic and Political Risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

3.  Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles in the United States of America,, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements reported period. Actual results could differ from those estimates.

4.  Cash and Cash Equivalents

The Company considers all cash and other highly liquid investments with maturities of 90 days or less at the time of investment to be cash equivalents.

5.  Investments in Equity Securities

In the consolidated balance sheet, investments in equity securities are stated at the Group's share of the net assets of its associates plus the premium paid less any discount on acquisition in so far as it has not already been amortized to the statement of income, less any identified impairment loss.

Hunan Zhaoheng invested an amount of $535,951 and $501,439 as of December 31, 2007 and 2006 for 49% equity interests in Zhaoheng Weile Tungsten (Shimen) Company limited (“Weile”) in January 2006. However, Hunan Zhaoheng will not participate in the management of Weile but will receive investment income at a fixed rate of 20% of the total contribution outstanding from the time of the production line put into operation. The other parties to Weile committed to purchase the equity interests held by Hunan Zhaoheng at historical cost. The investment income was then calculated based on the above arrangement.  The investment was accounted for at cost.

6.  Accounts and Other Receivable

Accounts and other receivable are reported at net realizable value. Management reviews its accounts receivable on a regular basis. Delinquent accounts are written off when it is determined that the amounts are uncollectible. Delinquent accounts are written off when it’s determined that the amounts are uncollectible.

7.  Revenue recognition

Our revenue recognition policies are structured to comply with Staff Accounting Bulletin (SAB) 104 and SFAS 48. SAB 104 requires that revenue can only be recognized when it is realized or realizable and earned. Revenue generally is realized or realizable and earned when all four of the following criteria have been met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the price is fixed and determinable; and (4) collectibility is reasonably assured. In general, the Company records revenue when persuasive evidence of an arrangement exists, power have been delivered, the sales price to the customer is fixed or determinable, and collectibility is reasonably assured.

Determination of criterion (4) is based on our judgments regarding the collectibility of those amounts. Historically, we have not encountered any significant problems with collectibility and thus have determined that it is not necessary to defer revenue recognition on that basis. Should changes in conditions cause us to determine this criterion is not met for certain future transactions, revenues for any reporting period could be adversely affected by delaying recognition of such revenues.

8.  Property, Plant and Equipment

Property and equipment are stated at the actual cost on acquisition less accumulated depreciation and amortization. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciation assets to operations over their estimated service lives, principally on a straight-line basis. Property and equipment have a residual value of 10% of actual cost. The estimated lives used in determining depreciation are:

Classification	Useful years
Dams	50 years
Buildings	20 -50 years
Machine Equipment	10-30 years
Electronic and other equipment	3-10 years

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

9.  Intangible Asset

Intangible assets are stated at cost less amortization and accumulated impairment loss. Amortization is provided over their estimated useful lives, using the straight-line method. All intangible assets of the Company are land use right and amortized in the useful life (generally 50 years).

10.  Construction in Progress

Construction in progress is booked as its historical cost. Construction in progress refers to the Hunan Sanjiang Left Bank Hydropower Station which was expected to be completed in 2008.  The first unit of the station was put into operation in April 2008.

Completed items are transferred from construction in progress to fixed assets when they are ready for their intended use.

11.  Foreign Currency Translation

The functional currency of the Company is the Chinese Renminbi (“RMB”). The financial statements of the Company are translated to United Stated dollars using year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transaction occurred.  Net gains and losses resulting from foreign exchange translations are included in the statements of operations and stockholders' equity as other comprehensive income. The cumulative translation adjustment and effect of exchange rate changes at December 31, 2007 and 2006 was $4,542,713 and $1,933,598 respectively.

This quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the People’s Bank of China.

12.  Income Tax

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109").

Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this Current Report before deciding to invest in our common stock.

Risks Related to Our Business

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

 We commenced our current line of business operations in 2002. Our limited operating history may not provide a meaningful basis on which to evaluate our business. Although our revenues have grown rapidly since inception, we cannot assure you that we will maintain our profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in significant operating losses. We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:

-	raise adequate capital for expansion and operations;
-	implement our business model and strategy and adapt and modify them as needed;

-	increase awareness of our brands, protect our reputation and develop customer loyalty;

-	manage our expanding operations and service offerings, including the integration of any future acquisitions;

-	maintain adequate control of our expenses;

-
anticipate and adapt to changing conditions in the hydropower utility market in which we operate as well as the impact of any changes in government regulations, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

Our failure to compete effectively may adversely affect our ability to generate revenue.

We compete primarily on the basis of our ability to secure sales contracts with local government entities in small- and medium-sized cities that allow us the exclusive rights to develop hydropower distribution networks and supply hydropower in these cities. There can be no assurance that such contracts will be available to us in new areas as we attempt to expand or that our competitors will negotiate more favorable arrangements. We expect that we will be required to continue to invest in building hydropower distribution infrastructure. Our business requires large amounts of working capital to fund our operations. Our competitors may have better resources and better strategies to raise capital which could have a material adverse effect on our business, results of operations or financial condition.

Our inability to fund our capital expenditure requirements may adversely affect our growth and profitability.

Our continued growth is dependent upon our ability to generate more revenue from our existing distribution systems and raise capital from outside sources. We believe that in order to continue to capture additional market share, we will have to raise more capital to fund the construction and installation of the hydropower distribution network for our customers under existing contracts and for additional customers. In the future we may be unable to obtain the necessary financing on a timely basis and on acceptable terms, and our failure to do so may adversely affect our financial position, competitive position, growth and profitability. Our ability to obtain acceptable financing at any time may depend on a number of factors, including:

-	our financial condition and results of operations,

-	the condition of the PRC economy and the hydropower industry in the PRC, and

-	conditions in relevant financial markets in the United States, the PRC and elsewhere in the world.

We may not be able to effectively control and manage our growth.

If our business and markets grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. In addition, we may face challenges in managing and expanding hydropower stations and service offerings and in integrating acquired businesses with our own. Such eventualities will increase demands on our existing management, workforce and facilities. Failure to satisfy such increased demands could interrupt or adversely affect our operations and cause delay in construction and/or acquisition of hydropower stations, longer operation location completion cycle, and administrative inefficiencies.

If we are unable to successfully complete and integrate new operational locations in a timely manner, our growth strategy could be adversely impacted.

An important element of our growth strategy has been and is expected to continue to develop additional hydropower stations in small- and medium-sized cities. However, integrating businesses involves a number of special risks, including the possibility that management may be distracted from regular business concerns by the need to integrate operations, unforeseen difficulties in integrating operations and systems, problems relating to assimilating and retaining the employees of the acquired business, accounting issues that arise in connection with the acquisition, challenges in retaining customers, and potential adverse short-term effects on operating results. In addition, we may incur debt to finance future operation locations, and we may issue securities in connection with future operation locations that may dilute the holdings of our current or future stockholders. If we are unable to successfully complete and integrate new operations in a timely manner, our growth strategy could be adversely impacted.

Our success depends on our ability to identify and develop additional hydropower stations and negotiate and enter into favorable franchise agreements with local governments of the operation locations.

Our success depends on our ability to identify new hydropower stations and negotiate and enter into favorable franchise agreements with local governments of the operational locations that grant us long-term exclusive right to develop the hydropower stations and supply hydropower in the operational location. Our failure to identify and develop additional hydropower stations and obtain the exclusive rights to be the developer of hydropower stations and distribute hydropower in such operational locations would curb our revenue growth and may have adverse impact on our financial conditions and operating results.

Our success depends on our ability to obtain large industrial supply contracts and master residential supply contracts with large quantity of end users.

Our success depends on our ability to obtain large industrial supply contracts and master residential supply contracts with large quantity of end users. Our failure to obtain large industrial supply contracts and master residential supply contracts with large quantity of end users will adversely affect our ability to generate revenue and our growth potential and may have adverse impact on our financial conditions and operating results.

Our hydropower business can be affected by adverse weather conditions.

Our hydropower projects depend on the near-continuous operation of their equipment. Should the productivity of some or all of this equipment be compromised or should the equipment fail altogether, our business would be adversely affected. We may also experience difficulty in hiring qualified operating personnel.

The primary equipment of our hydropower stations include reciprocating engine generator sets and hydropower generating equipment.  This equipment is subject to mechanical failure that we may not be able to predict and that can render specific stations inoperable for considerable periods of time. This risk also extends to failures of the electricity grid near our projects that could prevent the affected project or projects from delivering its electricity. In addition, we may experience price increases for, or difficulty in obtaining, spare parts for its projects and in identifying and hiring personnel qualified to operate, maintain and repair the specialized equipment that makes up parts of its projects.

Our hydropower generation stations rely on rainfall and snowfall to provide water flow for hydropower production. Rainfall vary from year-to-year and an extended period of below-normal rainfall would significantly reduce our revenue. Each hydropower station is entirely dependent on the water flow through where it is located.

New construction of hydropower stations may be delayed by governmental review and approval as well as environmental concerns.

Construction of each hydropower project is subject to special sessions of governmental review and approval.  These reviews include an analysis of the impact on the environment and environmental protection, water use, feasibility studies, soil and water conservation programs. These reviews could delay the completion of each hydropower project which would hinder our expansion plans and could have a material adverse effect on our financial condition and results of operation.

Since a majority of small hydropower stations are located in rural and mountainous areas, the cost of construction may be high and operation of the stations may be difficult.

The majority of hydropower stations are built in remote mountain villages and townships. The construction of hydropower projects in such remote and mountainous locations will increase cost of each project and require us to raise additional capital.  In addition, the remote locations of the hydropower stations will result increased costs of managing and operating such projects.

We are responsible for the indemnification of our officers and directors.

Our Bylaws provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against costs and expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. This indemnification policy could result in substantial expenditures, which we may be unable to recoup.

We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire such personnel in the future, our ability to improve our products and implement our business objectives could be adversely affected.

Our future success depends heavily upon the continuing services of the members of our senior management team, in particular our Chief Executive Officer, Mr. Guosheng Xu. If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and senior technology personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or senior technology personnel, or attract and retain high-quality senior executives or senior technology personnel in the future. Such failure could materially and adversely affect our future growth and financial condition.

Risks Related to Doing Business in the PRC.

We face the risk that changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of such business.

The PRC’s economy is in a transition from a planned economy to a market oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions of the PRC. The PRC government has confirmed that economic development will follow the model of a market economy. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While we believe that this trend will continue, we cannot assure you that this will be the case. A change in policies by the PRC government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Although the PRC government has been pursuing economic reform policies for more than two decades, we cannot assure you that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC's political, economic and social life.

The PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may have a material and adverse effect on our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. We and any future subsidiaries are considered foreign persons or foreign funded enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses.

A slowdown or other adverse developments in the PRC economy may materially and adversely affect our customers, demand for our services and our business.

We are a holding company. All of our operations are conducted in the PRC and all of our revenues are generated from sales in the PRC. Although the PRC economy has grown significantly in recent years, we cannot assure you that such growth will continue. The solar hot water and renewable energy industry in the PRC is relatively new and growing, but we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for solar hot water heaters and boilers. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our products and materially and adversely affect our business.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Such an austerity policy can lead to a slowing of economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products.

Zhaoheng HK  is subject to restrictions on paying dividends and making other payments to us.

We are a holding company incorporated in the State of Nevada and do not have any assets or conduct any business operations other than our investments in our subsidiaries. As a result of our holding company structure, we rely primarily on dividends payments from our subsidiary in China. However, PRC regulations currently permit payment of dividends only out of accumulated profits, as determined in accordance with PRC accounting standards and regulations. Our subsidiary and affiliated entity in China are also required to set aside a portion of their after-tax profits according to PRC accounting standards and regulations to fund certain reserve funds. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. See “Government control of currency conversion may affect the value of your investment.” Furthermore, if our subsidiary or affiliated entity in China incurs debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiary is unable to receive all of the revenues from our operations through these contractual or dividend arrangements, we may be unable to pay dividends on our common stock.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in Renminbi, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency dominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of the Renminbi may materially and adversely affect your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC's political and economic conditions. As we rely entirely on revenues earned in the PRC, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

On July 21, 2005, the PRC government changed its decade-old policy pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 2.0% appreciation of the RMB against the U.S. dollar. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar.

Recent PRC State Administration of Foreign Exchange (“SAFE”) Regulations regarding offshore financing activities by PRC residents, have undertaken continuous changes which may increase the administrative burden we face and create regulatory uncertainties that could adversely affect the implementation of our acquisition strategy, and a failure by our stockholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident stockholders to liability under PRC law.

The PRC State Administration of Foreign Exchange, or SAFE, issued a series of public notices in 2005 (the “SAFE Regulations”), which require registrations with, and approval from, SAFE on direct or indirect offshore investment activities by PRC resident individuals. The SAFE Regulations require that if an offshore company directly or indirectly formed by or controlled by PRC resident individuals (“SPC”) intends to acquire a PRC company, such acquisition will be subject to strict examination by the SAFE. Without registration, the PRC entity cannot remit any of its profits out of the PRC as dividends or otherwise. Certain stockholders of the Company who are PRC residents are subject to the SAFE Regulations by virtue of being stockholders of Zhaoheng (BVI) prior to the consummation of the Share Exchange.

The PRC State Administration of Foreign Exchange, or SAFE, issued a public notice in January 2005 (“January Notice”) requiring registrations with, and approval from, SAFE on direct or indirect offshore investment activities by PRC resident individuals. The January Notice states that if an offshore company directly or indirectly formed by or controlled by PRC resident individuals (“SPC” - as referred to in the October Notice, see the following) intends to acquire a PRC company, such acquisition will be subject to strict examination by the central SAFE, the SAFE bureau at the highest level, which requires the disclosure by PRC resident individuals regarding their ownership status with an SPC or any other asset link between or among the parties to the acquisition transaction.

In April 2005, SAFE issued another public notice clarifying the January Notice (“April Notice”). In accordance with the April Notice, if a PRC company is acquired by an SPC, the PRC resident stockholders of an SPC are required to submit a registration form to the local SAFE branch to register his or her respective ownership interests in the SPC, even such transaction occurred prior to the January Notice. The April Notice does not specify the timeframe during which such retrospective registration must be completed. The PRC resident must also file amendments if there is a material event affecting the SPC, such as, among other things, a change to share capital, a transfer of shares, or if the SPC is involved in a merger and an acquisition or a spin-off transaction or uses its assets in the PRC to guarantee offshore obligations. Furthermore, the April Notice expanded the definition of the term “foreign acquisition”, which makes the registration obligation applicable to any transaction that results in PRC residents directly or indirectly holding shares in an SPC.

On October 21, 2005, SAFE issued the third public notice (“October Notice”) effective from November 1, 2005 (“Effective Date”), which shall supersede the January Notice and April Notice by clarifying the documentation requirement and procedure of any registration process occurring after the Effective Date. It defines the term “SPC” as to be an offshore company directly or indirectly formed by or controlled by PRC resident entities or resident individuals for the purpose of equity financing (including financing by convertible bonds) by the assets or interests in a PRC entity. It also clarifies that the registration approval authority is the local SAFE, instead of the central SAFE, as set forth in the January Notice.

As such, our stockholders who are PRC residents, must comply with the registration and disclosure requirements provided thereunder. As of the date hereof, Mr. Xu, our Chief Executive Officer and Chairman of the Board, has completed the registration with the SAFE. Our other PRC stockholders who are subject to the SAFE regulations are in the process of registering with the SAFE.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could adversely affect our operations.

A renewed outbreak of SARS or another widespread public health problem in the PRC, where all of the Company’s revenue is derived, could have an adverse effect on our operations. Our operations may be impacted by a number of health-related factors, including quarantines or closures of some of our offices that would adversely disrupt our operations.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

Because our principal assets are located outside of the United States and all of our directors and all our officers reside outside of the United States, it may be difficult for you to enforce your rights based on U.S. Federal Securities Laws against us and our officers and some directors in the U.S. or to enforce U.S. Court Judgment against us or them in the PRC.

All of our directors and all of our officers reside outside of the United States. In addition, our operating subsidiary, is located in the PRC and substantially all of its assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the U.S. Federal securities laws against us in the courts of either the U.S. or the PRC and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the U.S. Federal securities laws or otherwise.

We may face obstacles from the communist system in the PRC.

Foreign companies conducting operations in PRC face significant political, economic and legal risks. The Communist regime in the PRC, including a cumbersome bureaucracy, may hinder Western investment.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has not adopted a Western style of management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Risks Related to Our Common Stock.

Our officers, directors and affiliates control us through their positions and stock ownership and their interests may differ from other stockholders.

Our officers, directors and affiliates beneficially own approximately 98.0% of our Common Stock. Mr. Guosheng Xu, our Chairman and Chief Executive Officer, beneficially owns approximately 98% of our Common Stock through his wholly-owned subsidiary Embedded Internet. As a result, Mr. Xu is able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporation transactions including business combinations. Yet Mr. Xu’s interests may differ from other stockholders. Furthermore, the current ratios of ownership of our common stock reduce the public float and liquidity of our common stock which can in turn affect the market price of our common stock. See “Security Ownership of Certain Beneficial Owners and Management” under Item 2.01 of this Current Report for more information regarding beneficial ownership of securities of our management.

We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary. In addition, our operating subsidiary, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

There is currently a limited trading market for our common stock.

Our common stock is quoted on the over-the-counter Bulletin Board. However, our bid and asked quotations have not regularly appeared on the OTC Bulletin Board for any consistent period of time. There is no established trading market for our common stock and our common stock may never be included for trading on any stock exchange or through any other quotation system (including, without limitation, the NASDQ Stock Market). You may not be able to sell your shares due to the absence of a trading market.

Our common stock may be also subject to the "penny stock" rules to the extent that the price drops below $5.00, which require delivery of a schedule explaining the penny stock market and the associated risks before any sale. See "MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS." These requirements may further limit your ability to sell your shares.

Our common stock is illiquid and subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

DESCRIPTION OF PROPERTIES

We have offices at all operational locations. The facilities are added with each new project or operational location as part of the build out of the project.

Under the PRC law, most land is owned by the government, which grants a "land use right" to an individual or entity after a purchase price for such “land use right” is paid to the government. The “land use right” allows the holder the right to use the land for a specified long-term period of time and enjoys all the ownership incidents to the land.  In the case of land used for industrial purposes, the land use rights are generally granted for a period of fifty years.  This period may be renewed at the expiration of the term. These land use rights are transferable and may be used as security for borrowings under loans and other obligations.  The Company currently holds land use rights for two parcels of land registered under its name, and lease land use rights for additional parcels of land from third parties that are used as for its power distribution projects.

Set forth below is the detailed information regarding these land use rights registered under the names of Zhaoheng HK or its subsidiaries:

Registered owner of land use right	Location & certificate of land use right	Usage	(approximate) square meters	Date of issuance or grant	Expiration Date
Hunan Sanjiang Power Co., Ltd.	1 South Power Station Road, Chujiang Town, Shimen County, Hunan Province	Industrial use	133, 862.1	2004	2053
Hunan Zhaoheng Hydropower Co., Ltd.	Double Red Community, Chujiang Town, Shimen County, Hunan Province	Industrial use	116,796.5	2003	2053

As of December 31, 2007, the Company owned and operated two hydropower stations which includes two dams, seven hydraulic turbine units, two power plans, one office building, twelve transformers, one warehouse, and one excavator.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of May 13, 2008, certain information with respect to the beneficial ownership of our common stock, our only shares of voting securities, by (i) any person or group with more than 5% of Common Stock, (ii) each director, (iii) our chief executive officer and each other executive officer whose cash compensation for the most recent fiscal year exceeded $100,000 and (iv) all executive officers and directors as a group.

In determining beneficial ownership of the Common Stock, the number of shares shown includes shares which the beneficial owner may acquire upon exercise of any warrants or options which may be acquired within 60 days. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.

Name and Address of Anticipated Beneficial Owner	Title of Class	Anticipated Number of Shares Beneficially Owned (1)	Anticipated Percent of Class (2)

Anticipated 5% or Greater Stockholders:
Embedded Internet Solutions Limited	Common Stock	69,686,970 Shares	98%

Anticipated Directors and Named Executive Officers:
Guosheng Xu (3)	Common Stock	69,686,970 Shares	98%

All directors and executive officers as a group (1 person)	Common Stock	69,686,970 Shares	98%

___________________________

(1)
Anticipated beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants anticipated to be exercisable or convertible at or within 60 days of the consummation, if any, of the Share Exchange are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. The indication herein that shares are anticipated to be beneficially owned is not an admission on the part of the listed stockholder that he, she or it is or will be a direct or indirect beneficial owner of those shares.

(2)	Based upon 2,006,029 shares of Common Stock anticipated to be issued and outstanding as of the consummation of the Share Exchange.

(3)	Mr. Xu is the sole stockholder of Embedded Internet.

Item 5.01                Changes in Control of Registrant.

On or about May 13, 2008, we entered into the Share Exchange Agreement with the sole existing holder of outstanding capital stock of Zhaoheng BVI, the terms of which provide for a change in control of the Company.  Pursuant to the Share Exchange Agreement, the Company issued an aggregate of 69,686,970 shares of Common Stock to Embedded Internet in exchange for all of the shares of common stock of Zhaoheng BVI.  Contemporaneously with the closing of the Share Exchange, Michael Friess and Sanford Schwartz will complete a sale of approximately 572,170 shares of Common Stock owned by them to Embedded Internet pursuant to a stock purchase agreement.  After the completion of the Share Exchange and the Stock Purchase, Embedded Internet would own shares of our Common Stock constituting approximately 98% of our capital stock that will be issued and outstanding immediately after the consummation of the Share Exchange and Stock Purchase.  Since Zhaoheng BVI also is the sole stockholder of Zhaoheng HK, as a further result of the Share Exchange, Zhaoheng HK will become an indirect subsidiary of the Company.

In connection with the Share Exchange Agreement, our board of directors agreed, at the closing of the Share Exchange, to appoint Zhaoheng HK’s appointees to the board of directors and to resign their positions on our board and as our officers. As a result, immediately after the closing of the Share Exchange, there was a change in the entirety of our board of directors. The appointees of Zhaoheng HK to the board of the Company are: Messrs. Guosheng Xu, Hong Zhu, and Huizhou Cheng.

Upon the consummation of the Share Exchange, we experienced a change in control, ceased being a shell company and Zhaoheng BVI became our wholly-owned subsidiary.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In connection with the change of control pursuant to the Share Exchange described in Item 5.01 of this Current Report, the following persons were appointed executive officers and directors of the Company. Each of our current Directors and executive officers is a resident of the PRC. As a result, it may be difficult for investors to effect service of process within the United States or British Virgin Islands upon them, or to enforce court judgments obtained against them in the United States courts or British Virgin Islands’ courts.

Names of Anticipated Officers and Directors	Age	Position

Guosheng Xu	43	Chairman of the Board and Chief Executive Officer
Hong Zhu	44	Director

Huizhou Cheng	60	Director

There are no family relationships among our directors or executive officers.

All our directors hold office until the next annual meeting of our stockholders, and until their successors have been qualified after being elected or appointed. Officers serve at the discretion of our Board of Directors.

Set forth below is the biographical information about our directors and executive officers:

Guosheng Xu is a nominee for Chairman of the Board and CEO.  Since 1994, Mr. Xu has been Chairman of the Board and CEO of Shenzhen Zhaoheng Industrial Co., Ltd.  Since 2000, Mr. Xu has been Chairman of the Board and CEO of Zhaoheng Holdings (Hong Kong) Limited.  Mr. Xu has over 20 years of experience in business management and operation of hydropower businesses and companies in other industries and was the founder of Shenzhen Zhaoheng Industrial Co., Ltd., the predecessor to Shenzhen Zhaoheng Hydropower Co., Ltd., a subsidiary of Zhaoheng Hydropower (Hong Kong) Limited (“Shenzhen Zhaoheng”) in 1994. From 1991 to 1994, he held the position of deputy general manager of trading department in Shenzhen Construction Material Co., Ltd; from 1985 to 1990, he held the position of general manager of Shenzhen Shenhu Livestock and Poultry Co., Ltd. Mr. Xu is a visiting professor of Wuhan Polytechnic University. He completed his EMBA from Hong Kong University of Science and Technology in 2005 and received his BS in business Administration from Shenzhen University in 1991.

Hong Zhu is a nominee for Director of the Board. Mr. Zhu joined Shenzhen Zhaoheng in 1996 and held a number of executive positions at Shenzhen Zhaoheng.  Since 2003, he served as president and led Shenzhen Zhaoheng’s hydropower business. Prior to Shenzhen Zhaoheng, he held the position of Planning Director at Hubei Dazhi Specialty Steel Co., Ltd. from 1987 to 1996. Mr. Zhu received his BS from Wuhan Physical Education College in 1987 and earned his EMBA from Cheung Kong GSB in 2005. He has been the congressman of Hunan Province since Jan 18, 2008. Mr. Zhu has been a director of Shenzhen Zhaoheng Industrial Co., Ltd since 2000,  chairman of the board of Hunan Sanjiang Power Co., Ltd since 2004, chairman of the board of Hunan Zhaoheng Hydropower Co., Ltd since 2003 and chairman of the board of Zhaoheng Weile (Shimen) Tungsten Co., Ltd since 2006.

Huizhou Cheng is a nominee for Director of the Board. Mr. Cheng has served as an advisor and independent board member of Shenzhen Zhaoheng since 2007. Since 1991, he has held a number of key positions in several bureaus at the Ministry of Water Resources of PRC. Prior to 1991, he was responsible for the design, construction and management of several major water conservancy projects in China including Three Gorges Dam, Gezhou Dam, and Yellow River Xiaolangdi Project. Mr. Cheng received a BS in Industrial and Electrical Engineering from Huazhong University of Science & Technology in 1970 and an MS in Economy from Party School of the Central Committee of C.P.C. in 1996. Mr. Cheng is a member of National Energy Expert Group, president of International Small Hydropower Association and an influential member of national hydropower policy makers. He has been the Director of Hanjiang Water Resources & Hydropower Co., Ltd. since 1994 and director of Anhui Water Resources Development Co., Ltd. since 2003.

To our knowledge, during the last five years, none of our directors and executive officers (including those of our subsidiaries) has:

•	Had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

•	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses.

•
Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

•
Been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Audit Committee Financial Expert

Our board of directors currently acts as our audit committee. Because we only recently consummated the Share Exchange and appointed the current members of our board of directors, our board of directors has not yet determined whether we have a member who qualifies as an "audit committee financial expert" as defined in Item 401(e) of Regulation S-B, and is "independent" as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. Our board of directors is in the process of searching for a suitable candidate for this position.

Audit Committee

We have not yet appointed an audit committee, and our board of directors currently acts as our audit committee. At the present time, we believe that the members of board of directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. Our company, however, recognizes the importance of good corporate governance and intends to appoint an audit committee comprised entirely of independent directors, including at least one financial expert, during our 2008 fiscal year.

EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a summary of the compensation paid by Zhaoheng HK to its named executive officers and directors for the three years ended December 31, 2007, 2006 and 2005, respectively.

Summary Compensation Table
Name	Principal Position	Annual Compensation				Long Term Compensation Awards
								Payouts
		Year	Salary ($)[1]	Bonus ($)	Other Annual Compensation ($)[2]	Restricted Stock Award(s) ($)	Securities Underlying Options and SARs(#)	LTIP Payouts
Guosheng Xu	President, CEO	2007	RMB 260,000

                                 2006   RMB 260,000

         2005   RMB 204,000

1 Guosheng Xu received compensation from Shenzhen Zhaoheng Industrial Co., Ltd., a subsidiary of the Registrant.  No compensation was paid to Guosheng Xu by the Registrant.

2 Guosheng Xu received dividend payments from Shenzhen Zhaoheng Industrial Co., Ltd.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Share Exchange Agreement

On May 13, 2008, we entered into an Share Exchange Agreement with Guosheng Xu, the sole existing holder of all of the outstanding capital stock of Zhaoheng BVI.

Pursuant to the Share Exchange Agreement, the Company issued an aggregate of 69,686,970 shares of Common Stock to Embedded Internet, in exchange for all of the shares of common stock of Zhaoheng BVI.  Contemporaneously with the closing of the Share Exchange, certain holders of our Common Stock completed a sale of approximately 572,170 shares of Common Stock owned by them to Embedded Internet pursuant to a stock purchase agreement.  As a result of the completion of the Share Exchange and the Stock Purchase, Embedded Internet now owns shares of our Common Stock constituting approximately 98% of our issued and outstanding capital stock.

Upon the consummation of the Share Exchange Agreement, the Company ceased being a shell company as such term is defined in Rule 12b-2 under the Exchange Act , and Zhaoheng BVI is now a wholly-owned subsidiary of the Company, and Zhaoheng HK is now the indirectly wholly-owned subsidiary of the Company incorporated in Hong Kong.

The foregoing description of the Share Exchange Agreement is qualified in its entirety, by the text of the agreement which is annexed hereto as Exhibit 10.1.

  Item 5.06
Change in Shell Company Status.

Pursuant to the Share Exchange disclosed in Items 1.01 and 2.01 of this current report, the Company ceased being a shell company as of May 14, 2008.  Reference is made to the disclosures set forth under “Share Exchange Agreement” in Item 1.01 and the disclosures set forth in Item 2.01 of this current report, which disclosures are incorporated herein by reference.

  Item 9.01

Financial Statements and Exhibits.

(a)           Financial Statements of Businesses Acquired

Audited consolidated financial statements for Zhaoheng BVI for the fiscal years ended December 31, 2007 and 2006.

(b)           Pro Forma Financial Information

The pro forma financial information concerning the acquisition of the business operations of Zhaoheng BVI.

(c)           Exhibits

Exhibit No.	Description

10.1	Share Exchange Agreement, dated March 13, 2008, among the Registrant, Zhaoheng Investment Limited (BVI) and Guosheng Xu

10.2	Common Stock Purchase Agreement Michael Friess, Sanford Schwartz and Embedded Internet Solutions Limited
10.3	Securities Escrow Agreement dated May 13, 2008 among the Registrant, Zhaoheng Investment Limited (BVI), Michael Friess, Sanford Schwartz and Kramer Levin Naftalis & Frankel LLP
23.1	Consent of Sherb & Co., LLP

WHERE YOU CAN FIND MORE INFORMATION

 We have filed with the U.S. Securities and Exchange Commission (the “SEC”), reports, statements and other information as required under the Exchange Act. These reports, statements and other information may be read and copied at the SEC's Public Reference Room at 100 F Street NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room at 1-800-SEC-0330.

 The SEC maintains a web site (HTTP://WWW.SEC.GOV.) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us. You may access our SEC filings electronically at this SEC website. These SEC filings are also available to the public from commercial document retrieval services.

ITEM 3.02 UNREGISTERED SALE OF EQUITY SECURITIES

Share Exchange Agreement

On May 13, 2008, the Company entered into and consummated the Share Exchange Agreement with the sole stockholder of Zhaoheng BVI.

Pursuant to the terms of the Share Exchange Agreement, the Company issued an aggregate of 69,686,970 shares of our Common Stock in exchange for the outstanding shares of common stock of Zhaoheng BVI held by the sole stockholder of Zhaoheng BVI, which constituted all of Zhaoheng BVI’s capital stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   May 14, 2008

            CERTIFIED TECHNOLOGIES CORPORATION

            By: /s/ Guosheng Xu
                  Chief Executive Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Directors
Zhaoheng Investment Limited

We have audited the accompanying combined balance sheets of Zhaoheng Investment Limited. and its Subsidiaries as of December 31, 2007 and 2006, and the related combined statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2007 and 2006. These combined financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zhaoheng Investment Limited and its subsidiaries as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years ended December 31, 2007 and 2006 in conformity with accounting principles generally accepted in the United States.

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
May 12, 2008

ZHAOHENG INVESTMENT LIMITED
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

ZHAOHENG INVESTMENT LIMITED AND SUBSIDIARIES
COMBINED BALANCE SHEETS

	December 31,
	2007	2006
ASSETS
Current Assets:
Cash	$994,693	$4,819,766
Notes receivable	202,349	89,543
Accounts receivable, net of allowance for doubtful accounts $307,090
and $296,422 respectively	1,915,471	4,557,343
Dividend receivable	71,460	-
Other receivables	145,075	179,372
Prepaid expense and other current assets	85,971	3,039,415

Total current assets	3,415,019	12,685,439

Long-term investment	535,951	501,439
Property, plant and equipment,, net of accumulated depreciation
of $34,380,646 and $31,223,951 respectively	30,634,626	29,445,383
Due from related parties	35,444,060	24,058,062
Other assets	175,886	812,357
Construction in progress	32,455,855	13,776,290
Property use rights, net	1,169,905	1,119,335

Total assets	$103,831,302	$82,398,305

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Loan payable- short-term	$-	$2,558,363
Accounts payable and accrued expenses	130,299	942,946
Other payables	1,739,867	2,309,882
Dividend payable	-	486,905
Taxes payable	157,525	36,803
Due to related party	-	51
Advances from customers	34,021	-

Total current liabilities	2,061,712	6,334,950

Loan payable- long-term	60,567,944	33,258,714

Minority interest	-	5,930,205

Stockholders' Equity:
Paid-in capital	32,197,632	32,197,632
Statutory surplus reserve	666,952	666,952
Retained earnings	3,794,349	2,076,254
Accumulated comprehensive income	4,542,713	1,933,598

Total stockholders' equity	41,201,646	36,874,436

Total liabilities and stockholders' equity	$103,831,302	$82,398,305

See notes to audited combined financial statements

ZHAOHENG INVESTMENT LIMITED AND SUBSIDIARIES
COMBINED STATEMENTS OF OPERATIONS

	For the Year
	Ended December 31,
	2007	2006

Revenues	$9,283,035	$6,921,862
Cost of revenues	1,852,698	1,787,574
Gross profit	7,430,337	5,134,288

Operating expenses:
Selling expense	308,519	359,464
General and administrative expenses	961,362	1,100,142

Total expenses	1,269,881	1,459,606

Operating income	6,160,456	3,674,682

Other income (expenses):
Interest income	35,541	5,850
Interest expense	(986,187)	(521,773)
Nonoperating income	282,242	39,706
Nonoperating expense	(3,165)	-
Other income	13,267	2,667
Other expense	(75,040)	(415,881)
Investment income	66,842	1,503,403

Total other income (expenses)	(666,500)	613,972

Income before interest and tax	5,493,956	4,288,654
Income tax	412,959	2,551
Minority interest	745,142	724,623
Net income	$4,335,855	$3,561,480

See notes to audited combined financial statements.

ZHAOHENG INVESTMENT LIMITED AND SUBSIDIARIES
COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS" EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	Paid-in Capital	Statutory Surplus Reserve	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance, January 1, 2006	$32,197,632	$666,952	$1,954,922	$(60,991)	$34,758,515

Dividend	-	-	(3,440,148)	-	(3,440,148)
Comprehensive income:
Net income	-	-	3,561,480	-	3,561,480
Unrealized foreign currency translation	-	-	-	1,994,589	1,994,589
Subtotal					5,556,069

Balance, December 31, 2006	32,197,632	666,952	2,076,254	1,933,598	36,874,436

Dividend	-	-	(2,617,760)	-	(2,617,760)
Commprehensive income:
Net income	-	-	4,335,855	-	4,335,855
Unrealized foreign currency translation	-	-	-	2,609,115	2,609,115
Subtotal					6,944,970

Balance, December 31, 2007	$32,197,632	$666,952	$3,794,349	$4,542,713	$41,201,646

See notes to combined financial statements

ZHAOHENG INVESTMENT LIMITED AND SUBSIDIARIES
COMBINED STATEMENTS OF CASH FLOWS

	Years Ended December, 31
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,335,855	$3,561,480
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization expenses	3,191,348	2,572,372
Investment income	-
Minority interest	(5,930,205)	18,554
Changes in operating assets and liabilities:
Notes receivable	(112,806)	34,370
Accounts receivable	2,631,204	(783,755)
Dividend receivable	(71,460)	-
Other receivables	34,297	30,424,764
Prepaid expense	2,953,444	(2,897,482)
Other assets	636,471	(296,149)
Accounts payable and accrued expenses	(812,647)	294,341
Other payables	(570,015)	-
Advances from customers	34,021	(6,196)
Taxes payable	120,722	(74,347)
Total adjustments	2,104,374	29,286,472
Net cash provided by operating activities	6,440,229	32,847,952

CASH FLOWS FROM INVESTING ACTIVITIES
Due from related parties	(11,385,998)	(24,058,062)
Purchase of intangible assets	(85,223)	-
Purchase of property, plant and equipment	(4,345,938)	(3,086,769)
Investment in construction of an office building	(18,679,565)	(8,502,455)
Net cash used in investing activities	(34,496,724)	(35,647,286)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend paid	(3,104,665)	(2,953,243)
Repayment for short-term loans	(2,558,363)	-
Proceeds from long-term loans	27,309,230	8,122,596
Due to related parties	(51)	51
Net cash provided by financing activities	21,646,151	5,169,404

NET (DECREASE) INCREASE IN CASH	(6,410,344)	2,370,070

EFFECT OF EXCHANGE RATE CHANGES ON CASH	2,585,271	1,541,189

CASH, BEGINNING OF YEAR	4,819,766	908,507

CASH, ENDING OF YEAR	$994,693	$4,819,766

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Interest paid	$986,187	$1,017,037
Income tax paid	$367,815	$412,959

See notes to combined financial statements

Note 1 – ORGANIZATION AND PROPOSED BUSINESS OPERATIONS

ZhaoHeng Investment Limited (“ZhaoHeng BVI”) was established in the British Virgin Islands on April 19, 2006 as a privately owned company.

The Company is principally engaged in the investment and operation of small and medium sized hydropower stations in the People’s Republic of China (“PRC”)

In November 2007, ZhaoHeng BVI’s  wholly-owned subsidiary - Zhaoheng Hydropower (Hong Kong) Limited (“Zhaoheng HK”) was established in Hong Kong. The shareholder of ZhaoHeng BVI’s consolidated his equity interests in four operating companies, all incorporated under laws in the People’s Republic of China, namely (1) Shenzhen Zhaoheng Hydropower Co., Ltd., (2) Hunan Zhaoheng Hydropower Co., Ltd. (“Hunan Zhaoheng”), (3) Hunan Sanjiang Power Co., Ltd., (“Hunan Sanjiang”) and (4) Hunan Jiuli Hydropower Construction Co., Ltd. into the Company in December 2007 (This consolidation of ownership is collectively referred to as “Capital Injection”). These four companies are collectively referred to as the “Operating Entities”. The accompanying financial statements are the combined financial statements of these four entities. The combination does not include the financial statements of Zhaoheng HK and ZhaoHeng BVI as they are immaterial, with limited activity for financial statement purposes. Hereafter, the ZhaoHeng BVI, Zhaoheng HK, or the four companies that combined their equity interest into ZhaoHeng BVI are referred to as the “Company”, unless specific reference is given to a specific company. All assets and liabilities are recorded at their historical costs.

The Company, by virtue of their ownership structure, owns two hydropower stations (Hunan Sanjiang Hydropower Station and Hunan Sanjiang Left Bank Hydropower Station) and other relevant operating assets located in the PRC.

The financial statements as presented hereby consolidated the four companies for the year ended December 31, 2007 and 2006.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Preparation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The combined financial statements include the accounts of the Company’s four Operating Entities.  Inter-company items and transactions have been eliminated in combination.

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash in Bank Accounts

Cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within the People’s Republic of China. Total cash in state-owned banks at December 31, 2007 and 2006 amounted to $994,693 and $4,819,766 respectively, of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

Accounts Receivable

The Company conducts its business operations in the PRC. Accounts receivables are reported at net realizable value. Management reviews its accounts receivable on a regular basis. Delinquent accounts are written off when it’s determined that the amounts are uncollectible. The allowance for doubtful accounts of December 31, 2007 and 2006 were $307,090 and $296,422 respectively.

Property, Plant and Equipment

Property, plant and equipment are stated at the actual cost on acquisition less accumulated depreciation. Depreciation is provided for in amounts sufficient to relate the cost of depreciation assets to operations over their estimated service lives, principally on a straight-line basis. Property and equipment have a residual value of 10% of actual cost. The estimated lives used in determining depreciation are:

Classification	Useful Years

Dams	50 years
Buildings	20 -50years
Machine equipment	10-30 years
Electronic and other equipment	3-10 years

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. There was no impairment of long-lived assets in the years ended December 31, 2007 and 2006.

Construction in Progress

Construction in progress is booked as its historical cost. Construction in progress refers to the Hunan Sanjiang Left Bank Hydropower Station that was being built as of December 31, 2007 and 2006 that have not been completed and become operational. As disclosed in the subsequent event, this station started to operate in April 2008.

Advances from Customers

Advances from customers as of December 31, 2007 and 2006 were $34,021 and $0, respectively. These advances consist of prepayments to the Company for power that has not yet been delivered to the customer. Any amounts received prior to satisfying the Company’s revenue recognition criteria is recorded as deferred revenue. The Company will recognize the deposits as revenue as the power delivered, in compliance with its revenue recognition policy.

Revenue Recognition

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104 for revenue recognition.  In general, the Company records revenue when persuasive evidence of an arrangement exists, power have been delivered , the sales price to the customer is fixed or determinable, and collectibility is reasonably assured.

Sales revenue represents the invoiced value of goods or service, net of a value-added tax (“VAT”). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of production.

Major Suppliers

The Company’s supplies are mainly related to spare parts of low value that are used for maintenance of the hydropower factories. As the Company could source the supplies from various suppliers on comparable terms, no concentration risk is perceived.

Major Customers

For the year ended December 31, 2007 and 2006, the major five customers accounted for approximately 84% and 83%, respectively, of the Company’s total sales. As at December 31, 2007 and 2006, accounts receivables from these customers were 88% and 79% of the Company’s total outstanding balance.

Foreign Currency Translation

The functional currency of the Company is the Chinese Renminbi (“RMB”). The financial statements of the Company are translated to United Stated dollars using year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transaction occurred.  Net gains and losses resulting from foreign exchange translations are included in the statements of operations and stockholders' equity as other comprehensive income. The cumulative translation adjustment and effect of exchange rate changes at December 31, 2007 and 2006 was $4,542,713 and $1,933,598 respectively.

This quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the People’s Bank of China.

On July 21, 2005, the central government of China allowed the RMB to fluctuate, ending its decade old valuation peg to the U.S. dollar.  The new RMB rate reflects approximately a 2% increase in value against the U.S. dollar.  Historically, the Chinese government has benchmarked the RMB exchange ratio against the U.S. dollar, thereby mitigating the associated foreign currency exchange rate fluctuation risk. The Company does not believe that its foreign currency exchange rate fluctuation risk is significant, although the RMB is now allowed for floating. This is because the Company does not engage in any transactions with foreign entities and has settled all his transactions in local currency. The exchange rates for December 31, 2007 and 2006 were RMB7.31 and RMB7.82 to $1.

Comprehensive Income (Loss)

The Company uses Statement of Financial Accounting Standards No. 130 (SFAS 130) "Reporting Comprehensive Income".  Comprehensive income is comprised of net income and all changes to the statements of stockholders' equity, except those due to investments by stockholders', changes in paid-in capital and distributions to stockholders. Comprehensive income for 2007 and 2006 included net income and foreign currency translation adjustments.

Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109").

Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Value Added Taxes (VAT)

The Company is required to charge and to collect for value added taxes on their sales. In addition, the Company pays value added taxes on their primary purchases, recorded as a receivable. These amounts are netted for financial statement purposes.

Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Fair Value of Financial Instruments

The carrying amounts of the Company's financial instruments (including accounts receivable, due from/to related parties, account payable, bank loans and notes receivable) approximate fair value due to either the relatively short period to maturity or market interest rate of those instruments.

Concentrations and Credit Risks

For the year ended December 31, 2007 and 2006, 100% of the Company’s sales were to companies located in the PRC.  As of December 31, 2007 and 2006, all of the Company’s assets were located in the PRC.

Recent Accounting Pronouncements

-
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. This statement does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of this statement are to be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied, with any transition adjustment recognized as a cumulative-effect adjustment to the opening balance of retained earnings. The provisions of SFAS 157 are effective for the fiscal years beginning after November 15, 2007. Therefore, the Company anticipates adopting this standard as of January 1, 2008. Management has not determined the effect, if any, the adoption of this statement will have on the Company’s financial condition or results of operations.

-
In September 2006, the FASB issued Statement No. 158,“Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”  (“SFAS No. 158”), an amendment of FASB Statements No. 87, 88, 106 and 132(R). SFAS No. 158 requires

(a) recognition of the funded status (measured as the difference between the fair value of the plan assets and the benefit obligation) of a benefit plan as an asset or liability in the employer’s statement of financial position, (b) measurement of the funded status as of the employer’s fiscal year-end with limited exceptions, and (c) recognition of changes in the funded status in the year in which the changes occur through comprehensive income. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. The requirement to measure the plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. This Statement has no current applicability to the Company’s financial statements. Management adopted this Statement on January 1, 2007, and the adoption of SFAS No. 158 did not have a material impact to the Company’s financial position, results of operations, or cash flows.

-
In February 2007, the FASB issued Statement No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). This statement permits companies to choose to measure many financial assets and liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS 159 on its consolidated financial statements.

-
In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) will change the accounting for business combination. Under SFAS No. 141(R), an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS No. 141(R) will change the accounting treatment and disclosure for certain specific items in a business combination. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141(R) will impact the Company in the event of any future acquisition.

-
In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The Company does not believe that SFAS 160 will have a material impact on its consolidated financial statements.

-
In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (“FAS 161”). FAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The guidance in FAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company is currently assessing the impact of FAS 161.

-
Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

Note 3 – NOTES RECEIVABLE

All notes receivable are trade related.  They are all short term (3-6 months), interest-free and guaranteed by banks. As of December 31, 2007 and 2006, the Company notes receivable amounts totaling $202,349 and $89,543, respectively.

Note 4 – PREPAID EXPENSE AND OTHER CURRENT ASSETS

Advances to suppliers at December 31, 2007 and 2006 amounted to $85,971 and $3,039,415, respectively. Prepaid expense and other current assets consist of advances to suppliers and tax refund.

Note 5 – DIVIDEND RECEIVABLE

Dividend receivable at December 31, 2007 and 2006 amounted to $71,460 and $0, respectively. They are investment income receivable on the investment to Zhaoheng Weile Tungsten (Shimen) Company limited (see notes 8).

Note 6 – OTHER RECEIVABLES

Other receivable at December 31, 2007 and 2006 amounted to $145,075 and $179,372, respectively. Other receivable are primarily advance travel expenses to employees.

Note 7 – OTHER ASSETS

Other assets consisted of the following:

	December 31,
Items	2007	2006
Spare parts	$158,066	$779,409
Deposit	17,820	32,948
Total	$175,886	$812,357

Note 8 – LONG-TERM INVESTMENT

As of December 31, 2007 and 2006, Hunan Zhaoheng invested $535,951 and $501,439 for 49% equity interests in Zhaoheng Weile Tungsten (Shimen) Company limited (“Weile”). However, Hunan Zhaoheng will not participate in the management of Weile but will receive investment income at a fixed rate of 20% of their total contribution outstanding from the time the production line is put into operation. The other parties to Weile committed to purchase the equity interests held by Hunan Zhaoheng at historical cost. The investment income was then calculated based on the above arrangement.  The investment was accounted for at cost. Total income for the year ended December 31, 2007 and 2006 was $66,842 and $0, respectively.

Note 9 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment as of December 31, 2007 and 2006 are summarized as follows:

	December 31,
Items	2007	2006
Dams	$42,467,137	$39,732,510
Building	8,278,953	7,621,291
Machine equipment	13,434,886	12,474,727
Electronic and other equipment	834,296	840,806
Total	65,015,272	60,669,334
Less: Accumulated Depreciation	(34,380,646)	(31,223,951)
	$30,634,626	$29,445,383

Depreciation expenses for the year ended December 31, 2007 and 2006 was $3,156,695 and $2,506,439, respectively.

Note 10 – CONSTRUCTION IN PROGRESS

Construction in progress refers to the Hunan Sanjiang Left Bank Hydropower Station, the project at December 31, 2007 and 2006 amounted to $32,455,855 and $13,776,290, respectively.

Note 11 – PROPERTY USE RIGHT

Property use right consists of the following as of December 31, 2007 and 2006:

Items	2007	2006
Property use right	$1,323,471	$1,238,248
Less: Accumulated amortization	(153,566)	(118,913)
	$1,169,905	$1,119,335

Amortization expenses for the period ended December 31, 2007 and 2006 amounted to $34,653 and $65,933 respectively.

The future amortization of the land use right are as follows:

Periods	Amount
Period Ended December 31, 2008	$34,653
Period Ended December 31, 2009	34,653
Period Ended December 31, 2010	34,653
Period Ended December 31, 2011	34,653
Period Ended December 31, 2012	34,653
Thereafter	996,640
$1,169,905

Note 12 – TAXES PAYABLE

Taxes payable at December 31, 2007 and 2006 amounted to $157,525 and $36,803, respectively. Taxes payable are summarized below:

Items	2007	2006
Business tax payable	$33,680	$8,020
Value added tax payable	34,309	18,636
Property tax payable	42,470	1,796
Income tax payable	45,196	2,131
Land use tax payable	–	220
City maintenance tax payable	314	1,550
Stamp tax payable	459	580
Others	1,097	3,870
Total	$157,525	$36,803

Note 13 – OTHER PAYABLES

Other payables at December 31, 2007 and 2006 amounted to $1,739,867 and $2,309,882, respectively. They are mainly the security deposits for construction in progress.

Note 14 – LONG-TERM LOANS

The Company was obligated for the following long-term loans as of December 31, 2007 and 2006:

Lenders	2007	2006
China Construction Bank
Due on March 15, 2007. Interest rate was floated based on the prime rate set by the People’s Bank of China. For the year of 2006 the average interest rate was 6.84%. Guaranteed by Shenzhen ZhaoHeng Industry Ltd. (No collateral)	$ –	$ 2,558,363
Due on April 30, 2010. Interest rate is adjusted every 12 months based on the bench mark rate set by the People’s Bank of China. For the year of 2007, the average interest rate was 7.2%. Pledged with property, plant and equipment.	5,879,055	–
Due on July 30, 2011. Interest rate is adjusted every 12 months based on the bench mark rate set by the People’s Bank of China. For the years of 2007 and 2006, the average interest rate was 6.8% and 6.3%. Pledged with property, plant and equipment and guaranteed by Shenzhen ZhaoHeng Industrial Ltd.	2,734,444	2,558,362
Due on August 30, 2011. Interest rate is adjusted every 12 months based on the bench mark rate set by the People’s Bank of China. For the years of 2007 and 2006, the average interest rate was 7.02% and 6.3%. Pledged with property, plant and equipment and guaranteed by Shenzhen ZhaoHeng Industry Ltd.	8,203,333	7,675,088
Bank of China
Due on March 3, 2012. Interest rate is Floated based on the prime rate set by the People’s Bank of China. For the year of 207 and 2006 the average interest rate are 6.84% and 6.72% respectively. Pledged with 66.7% equity of Hunan ZhaoHeng Hydropower Ltd and guaranteed by Shenzhen ZhaoHeng Industry Ltd.	21,875,556	23,025,264
Industrial & Commercial Bank of China
Due on March 23, 2022. Fixed interest rate of 7.11%. Guaranteed by Shenzhen ZhaoHeng Industry Ltd	21,875,556	–
Total	60,567,944	35,817,077
Less: short-term loans	–	2,558,363
Long-term loans	$ 60,567,944	$ 33,258,714

Note 15 – STOCKHOLDERS’ EQUITY

Statutory Reserves

Companies located in the People’s Republic of China (“PRC”) are required to make appropriations to reserve funds, comprising the statutory surplus reserve and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”). Appropriation to the statutory surplus reserve should be 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entities’ registered capital or members’ equity.

For the year of 2007 and 2006, the four subsidiaries located in PRC appropriated to the required statutory surplus in the amount of $666,952 and $666,952, respectively.

Retained Earnings

As of December 31, 2007 and 2006, the details of retained earnings are listed as below:

	December 31,
Items	2007	2006
Retained earnings	$3,794,349	$2,076,254
Statutory Surplus Reserve	666,952	666,952
Total	$4,461,301	$2,743,206

Note 16 – INCOME TAXES

The Company consolidates four operating entities, namely Hunan Zhaoheng Hydropower Co. Ltd.(“Hunan Zhaoheng”), Hunan Jiuli Hydropower Co. Ltd.(“Hunan Jiuli”), Hunan Sanjiang Hydropower Co. Ltd. (“Hunan Sanjiang”), and Shenzhen Zhaoheng Hydropower Co. Ltd.(“Shenzhen Zhaoheng”). Refer to the table below for general description of tax treatments for each of the entities as mentioned.

Entity	Tax treatments
Hunan Zhaoheng
- Preferential rate of 15% (income tax), and will increase to 25% progressively within the next five years from year end January 1, 2008 onwards.
- 40% reduction of income tax for the purchase of locally manufactured equipments.
- Based on related regulation of PRC, this company fulfills the condition of applying 2 years tax exemption and subsequently 3 years 50% reduction in income tax from January 1, 2008 onwards, related application is now processing.

Hunan Jiuli	- 33% of income tax rate for years ended December 31, 2007 and 2006 and 25% flat afterwards.
Hunan Sanjiang
- Preferential rate of 15% (income tax), and will increase to 25% progressively within the next five years from January 1, 2008 onwards.
- Two years tax exemption from the first profit year (2005) and subsequently 50% reduction in income tax for the next 3 years including years ended December 31, 2007, 2008 and 2009.

Shenzhen Zhaoheng	- 15% of income tax rate for the years ended December 31, 2007 and 2006 and will increase to - 25% progressively within the next five years from year end January 1, 2008 onwards.

Deferred income taxes arise from temporary timing differences in the recognition of income and expenses for financial reporting and tax purposes. The Company's deferred tax assets consist entirely of the benefit from net operating loss (NOL) carry forwards. The net operating loss carry forward if not used, can be carry forward for time frame of five years. The Company's deferred tax assets are offset by a valuation allowance due to the uncertainty of the realization of the net operating loss carry forwards. Net operating loss carry forwards may be further limited by other provisions of the tax laws.

The components of income (loss) before income tax consist of the following:

	December 31,
	2007	2006
U.S. Operations	$–	$–
Chinese Operations	5,493,956	4,288,654
	$5,493,956	$4,288,654

The table below summarizes the reconciliation of the Company’s income tax provision (benefit) computed at the statutory U.S. Federal rate and the actual tax provision:

	December 31,
Items	2007	2006
Income tax (benefit) provision at Federal statutory rate	$1,631,000	$1,247,000
State income taxes, net of Federal benefit	214,000	164,000
U.S. tax rate in excess of foreign tax rate	(1,146,000)	(877,000)
Abatement of foreign income taxes	(285,000)	(531,000)
Tax (benefit) provision	$413,000	$3,000

The Company has had minimal operating activity and operations with respect to their US parent, accordingly there is no net operating loss (“NOL”) carry forward for United States income tax purposes at December 31, 2007.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. There are no deferred tax assets or liabilities as of December 31, 2007 and 2006.

Note 17 – RELATED PARTY TRANSACTIONS

For year ended December 31, 2007 and 2006, the Company distributed power to its related party, Zhaoheng Weile Tungsten (Shimen) Company limited at market price. The total sales amounted to $230,662 and $0, respectively.

For year ended December 31, 2007 and 2006, the Company lent principle $767,509 to its related party, Zhaoheng Weile Tungsten (Shimen) Company limited with the interest rate of 12% annual. This is due on demand.

The Company leases its warehouse, plant and operating space to its related party Zhaoheng Weile Tungsten (Shimen) Company limited for 5 years since June 1, 2006 under operating lease agreements. The rental is $1,312 each month with exemption period of 5 months.

As of December 31, 2007 and 2006, the amounts due from related parties were $35,279,960 and $24,058,062, respectively. All this due from related parties is due on demand. The details of due from related parties are listed as below:

Related party	Relationship	December 31, 2007	December 31, 2006	Interest rate

Zhaoheng Weile Tungsten (Shimen) Company Ltd.	Long-term investment	$931,169	$767,509	12% annual

Shenzhen Zhaoheng Industrial Company Ltd.	The same major shareholder with the Company	34,512,891	23,290,553	Interest free
Total		$35,444,060	$24,058,062

Note 18 – OPERATING RISKS

(a)	Country risk

Currently, the Company's revenues are derived fully from distribution of power  in the Peoples Republic of China ("PRC"). A change in relevant regulations or downturn in the economic environment of the PRC could have a material adverse effect on the Company's financial condition.

(b)	Products risk

The Company competes with larger companies, who have greater funds available for expansion, marketing, research and development and the ability to attract more qualified personnel. There can be no assurance that the Company will remain competitive with larger competitors.

(c)	Exchange risk

The Company generates and distributes power locally in the PRC. All transactions are settled in local currency. Therefore, the Company believes that the relevant exchange risk exposure should not be significant.

(d)	Political risk

Currently, the PRC is in a period of growth and is openly promoting business development in order to bring more business into the PRC. Additionally, the PRC allows a Chinese corporation to be owned by a United States corporation. If the laws or regulations are changed by the PRC government, the Company's ability to operate in the PRC could be affected.

(e)	Key personnel risk

The Company's future success depends on the continued services of executive management in China. The loss of any of their services would be detrimental to the Company and could have an adverse effect on business development. The Company does not currently maintain key-man insurance on their lives. Future success is also dependent on the ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing.

Note 20 – SUBSEQUENT EVENTS

The newly constructed Hunan Sanjiang Left Bank Hydropower Station started operation in April 2008.

In March 2008, the Company entered into an agreement with its related party, i.e., Shenzhen Zhaoheng Industrial Ltd. to transfer out all its interest (100%) in Hunan Jiuli. Relevant procedures are being processed.

On May 13, 2008, the shareholder (Guoheng Xu) of the Company entered into a share exchange agreement with those of Certified Technologies Corporation (“CTC’). Pursuant to the agreement, CTC issued an aggregate of 69,686,970 shares of common stock, par value $0.001 (the “Common Stock”) to Embedded Internet Solutions Limited, a Cayman Islands company wholly-owned by Guosheng Xu (“Embedded Internet”), in exchange for all of the shares of common stock of Embedded Internet (the “Share Exchange”).  Contemporaneously with the closing of the Share Exchange, certain holders of CTC’s Common Stock completed a sale of approximately 572,170 shares of Common Stock owned by them to Embedded Internet pursuant to a stock purchase agreement (the “Stock Purchase”).  As a result of the completion of the Share Exchange and the Stock Purchase, Embedded Internet former shareholders own shares of CTC’s Common Stock constituting approximately 98% of CTC’s total outstanding capital stock.

Certified Technologies Corporation
Proforma Balance Sheet
December 31, 2007
(Unaudited)

	Combined
	Subsidiaires of	ZhaoHeng	ZhaoHeng	Certified
	ZhaoHeng	Investment, Ltd.	Hydropower	Technologies			Proforma	Proforma
	Investment Ltd.	(BVI)	(Hong Kong), Ltd.	Corporation			Adjustments	Consolidated
							(unaudited)	(unaudited)
ASSETS

Current Assets
Cash	$994,693	$	$1,148	$26			$-	$995,867
Notes receivable	202,349			-			-	202,349
Accounts receivable, net	1,915,471			-			-	1,915,471
Dividend receivable	71,460			-			-	71,460
Other receivables	145,075			-			-	145,075
Prepaid expenses and other current assets	85,971			-			-	85,971
Total current assets	3,415,019	-	1,148	26			-	3,416,193
								-
Long-term ivestment	535,951	21,776,744	23,367,989	-	(4	), (5)	(45,144,733)	535,951
Fixed Assets, net	30,634,626			-			-	30,634,626
Construction in Progress	32,455,855			-			-	32,455,855
Due from Related Party	35,444,060	1,591,245		-	(6)		(1,591,245)	35,444,060
Intangible Assets	1,169,905			-			-	1,169,905
Other Assets	175,886			-			-	175,886

	$103,831,302	$23,367,989	$23,369,137	$26			(46,735,978)	$103,832,476

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$130,299	$	$1,281	$2,864			$-	$134,444
Advances from customers	34,021			-			-	34,021
Taxes payable	157,525			-			-	157,525
Other payable	1,739,867			-			-	1,739,867
Judgments Payable	-			7,600			-	7,600
Due to related parties	-	1,591,245	1,591,245	31,444	(5	), (6)	(3,182,490)	31,444
Total current liabilities	2,061,712	1,591,245	1,592,526	41,908			(3,182,490)	2,104,901

Long-term Loans	60,567,944		-	-			-	60,567,944

Stockholders' equity (deficit)
Preferred stock, Par value $.001 per share;
20,000,000 shares authorized,
no shares issued and outstanding	-	-	-	-			-	-
Common stock, Par value $.001 per share;
780,000,000 shares authorized,
2,005,973 shares issued
and outstanding	-	-	-	2,006	(1)		69,687	71,693
Member's equity	32,197,632	21,776,744	21,776,744		(3	), (4), (5)	(75,751,120)	-
Additional paid-in-capital	-			5,470,767	(1	), (2), (3)	26,613,290	32,084,057
Statutory surplus reserve	666,952			-				666,952
Retained earnings (accumulated deficit)	3,794,349		(133)	(5,467,576)	(2)		5,467,576	3,794,216
Deficit accumulated during the development stage	-			(47,079)	(2)		47,079	-
Accumulated other comprehensive income	4,542,713			-				4,542,713
Total Stockholders' Equity	41,201,646	21,776,744	21,776,611	(41,882)			(43,553,488)	41,159,631

	$103,831,302	$23,367,989	$23,369,137	$26			$(46,735,978)	$103,832,476

See notes to pro forma financial statements.

CERTIFIED TECHNOLOGIES CORPORATION
Introduction to Unaudited Pro Forma Combined Financial Statements

The following unaudited pro forma combined financial statements are presented to illustrate the estimated effects of Certified Technologies Corporation. (“Certified Tech.”, “we”, or “our”) having entered into a Share Exchange Agreement (the “Exchange Agreement”), on May 13, 2008, with Zhaoheng Investment Limited (BVI), a British Virgin Islands corporation, a company organized under the laws of British Virgin Islands (“Zhaoheng BVI”). Pursuant to the Share Exchange Agreement, we issued an aggregate of 69,686,970 shares of Common Stock (the “Share Exchange”) to Embedded Internet Solutions Limited, (“Embedded Internet”) a Cayman Island company, in exchange for all of the shares of common stock of Zhaoheng BVI. Both Embedded Internet and Zhaoheng BVI are both wholly-owned by the same shareholder. Contemporaneously with the closing of the Share Exchange, Michael Friess and Sanford Schwartz will complete a sale of approximately 572,170 shares of Common Stock owned by them to Embedded Internet pursuant to a stock purchase agreement (the “Stock Purchase”).  After the completion of the Share Exchange and the Stock Purchase, Embedded Internet will own shares of our Common Stock constituting approximately 98% of the capital stock that will be issued and outstanding immediately after the consummation of the Share Exchange and Stock Purchase.  Since Zhaoheng BVI also is the sole stockholder of Zhaoheng HK, as a further result of the Share Exchange, Zhaoheng HK will become an indirect subsidiary of Certified Tech.

In connection with the Share Exchange Agreement, our board of directors agreed, at the closing of the Share Exchange, to appoint Zhaoheng HK’s appointees to the board of directors and to resign their positions on Certified Tech’s board and as their officers. As a result, immediately after the closing of the Share Exchange, there was a change in the entirety of Certified Tech’s board of directors. The appointees of Zhaoheng HK to the board of Certified Tech are: Messrs. Guosheng Xu, Hong Zhu, and Huizhou Cheng.

Upon the consummation of the Share Exchange, we experienced a change in control, and ceased being a shell company and Zhaoheng BVI became our wholly-owned subsidiary.

For accounting purposes, the Exchange Agreement has been accounted for as a reverse acquisition under the purchase method for business combinations, and accordingly the transaction has been treated as a recapitalization of Zhaoheng BVI as the acquirer. Pro forma information is only presented for the balance sheet, as on the date of the Exchange Agreement, Certified Tech. was considered a public shell and accordingly, the transaction was not considered a business combination. In these Pro Forma Combined Financial Statements, hereafter the reference to Certified Tech. and Zhaoheng BVI are referred to as the “Company”, unless specific reference is made to that entity.

The unaudited pro forma combined balance sheet as of December 31, 2007 assumes that the Exchange Agreement was consummated on December 31, 2007. The information presented in the unaudited pro forma combined financial statements does not purport to represent what the financial position would have been had the Exchange Agreement occurred as of December 31, 2007, nor is it indicative of future financial position. You should not rely on this information as being indicative of the historical result that would have been achieved had the companies always been combined, or the future result that the combined company will experience after the Exchange Agreement is consummated.

The pro forma adjustments are based upon available information and certain assumptions that the Company believes is reasonable under the circumstances. The unaudited pro forma balance sheet should be read in conjunction with the accompanying notes and assumptions and the historical financial statements of Certified Tech. and Zhaoheng BVI.

CERTIFIED TECHNOLOGIES CORPORATION
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
December 31, 2007

The Exchange Agreement, entered into on May 13, 2008, is deemed to be a reverse acquisition. In accordance with the Accounting and Financial Reporting Interpretations and Guidance prepared by the staff of the U.S. Securities and Exchange Commission, Certified Technologies Corporation (“Certified Tech.”) (the legal acquirer of Zhaoheng BVI) is considered the accounting acquiree and Zhaoheng Investment Limited (BVI), a British Virgin Islands corporation, a company organized under the laws of British Virgin Islands (“Zhaoheng BVI”) (the legal acquiree of Certified Tech.) is considered the accounting acquirer. The consolidated balance sheet of the combined entity will in substance be those of Zhaoheng BVI, with the assets and liabilities, and revenues and expenses, of Certified Tech. being included effective from the date of consummation of the Exchange Agreement. Certified Tech. is deemed to be a continuation of the business of Zhaoheng BVI. The outstanding stock of Certified Tech. prior to the Exchange Agreement will be accounted for at their net book value and no goodwill will be recognized.

Unaudited pro forma adjustments reflect the following transaction: